UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Lear Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

21557 Telegraph Road

Southfield, Michigan 48033

                    , 2013

Dear Stockholder:

On behalf of the Board of Directors of Lear Corporation, you are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on                 , 2013, at         a.m. (Eastern Time) at Lear Corporation’s Corporate Headquarters, 21557 Telegraph Road, Southfield, Michigan 48033.

We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Lear Corporation from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect directors named in this proxy statement; to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; to provide an advisory vote to approve our executive compensation; to vote against a stockholder proposal that Marcato Capital Management LLC and Oskie Capital Management LLC and certain of their affiliates (the “Marcato-Oskie Group”) have indicated that they intend to propose at the Annual Meeting, if such proposal is properly presented at the Annual Meeting; and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares over the telephone, via the Internet or by completing, dating, signing and returning your proxy card, as described in the enclosed proxy statement and proxy card. We strongly urge you read the accompanying proxy statement carefully and vote FOR the nominees proposed by the Board of Directors and in accordance with the Board of Directors’ recommendations on other proposals by using the enclosed BLUE proxy card.

As you may know, the Marcato-Oskie Group has stated its intention to propose three director nominees for election at the Annual Meeting. You may receive solicitation materials from the Marcato-Oskie Group seeking your proxy to vote for the Marcato-Oskie Group’s nominees. Our Nominating and Corporate Governance Committee and Board of Directors have carefully reviewed the Marcato-Oskie Group’s nominees. THE BOARD OF DIRECTORS OF LEAR CORPORATION UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF LEAR’S NOMINEES NAMED IN THIS PROXY STATEMENT AND ON THE ENCLOSED BLUE PROXY CARD AND IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ OTHER RECOMMENDATIONS AND URGES YOU NOT TO SIGN, RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE MARCATO-OSKIE GROUP. If you have already voted using the proxy card sent to you by the Marcato-Oskie Group, you can subsequently revoke it by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope provided or by voting over the telephone or via the Internet by following the instructions provided on the enclosed BLUE proxy card. Only your last-dated proxy will count, and any proxy may be revoked any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Thank you in advance for your continued support. If you have any questions, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the Annual Meeting, by calling toll free (800) 322-2885 or (212) 929-5500 (call collect).

Sincerely,

Henry D.G. Wallace	Matthew J. Simoncini
Non-Executive Chairman	President, Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT

Please complete, date and sign your BLUE proxy card and return it promptly in the enclosed postage-paid envelope or vote over the telephone or via the Internet by following the instructions on the enclosed BLUE proxy card, whether or not you plan to attend the Annual Meeting. If you own shares in a brokerage account, your broker cannot vote your shares on any of the proposals, except for the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, unless you provide voting instructions to your broker. Therefore, it is very important that you exercise your right as a stockholder and vote on all proposals.

PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

LEAR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    , 2013

                     a.m. (Eastern Time)

To the Stockholders of Lear Corporation:

The 2013 Annual Meeting of Stockholders will be held on                 , 2013, at         a.m. (Eastern Time) at Lear Corporation’s corporate headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The purpose of the meeting is to:

1. elect eight directors, with Lear’s nominees being those named in the enclosed proxy statement;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3. provide an advisory vote to approve our executive compensation;

4. consider and act upon a stockholder proposal that Marcato Capital Management LLC and Oskie Capital Management LLC and certain of their affiliates (the “Marcato-Oskie Group”) have indicated that they intend to propose at the Annual Meeting that would repeal any provision of the Company’s Bylaws that may be adopted by the Board of Directors without the approval of the Company’s stockholders subsequent to November 9, 2009 and prior to the 2013 Annual Meeting, if such proposal is properly presented at the Annual Meeting; and

5. conduct any other business properly brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on March 21, 2013. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Eastern Time) at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033 during the ten days prior to the Annual Meeting and also at the Annual Meeting.

Please note that the Marcato-Oskie Group has stated its intention to propose three director nominees for election at the Annual Meeting. You may receive solicitation materials from the Marcato-Oskie Group seeking your proxy to vote for the Marcato-Oskie Group’s nominees. Our Nominating and Corporate Governance Committee and Board of Directors have carefully reviewed the Marcato-Oskie Group’s nominees. THE BOARD OF DIRECTORS OF LEAR CORPORATION UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF LEAR’S NOMINEES NAMED IN THIS PROXY STATEMENT AND ON THE ENCLOSED BLUE PROXY CARD AND IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ OTHER RECOMMENDATIONS AND URGES YOU NOT TO SIGN, RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE MARCATO-OSKIE GROUP. If you have already voted using the proxy card sent to you by the Marcato-Oskie Group, you can subsequently revoke it by signing and dating the enclosed BLUE proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone by following the instructions provided on the enclosed BLUE proxy card. Only your last-dated proxy will count, and any proxy may be revoked any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY COMPLETING, DATING, SIGNING AND RETURNING THE BLUE PROXY CARD, OVER THE TELEPHONE OR VIA THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT AND BLUE PROXY CARD. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Terrence B. Larkin
Executive Vice President, Business Development, General Counsel and Corporate Secretary

                    , 2013

YOUR VOTE IS IMPORTANT

If you have questions about how to vote your shares or need additional assistance, please contact MacKenzie Partners, Inc., who is assisting us in the solicitation of proxies for the 2013 Annual Meeting:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

TOLL-FREE (800) 322-2885

or

(212) 929-5500 (call collect)

We urge you NOT to sign the proxy card sent to you by the Marcato-Oskie Group, which has notified us that it intends to propose three director nominees for election at the Annual Meeting. If you have already signed the Marcato-Oskie Group’s proxy card, you have every legal right to change your vote by using the enclosed BLUE proxy card at any time before it is voted at the Annual Meeting, and we urge you to do so TODAY — over the telephone, via the Internet or by completing, dating, signing and returning the BLUE proxy card in the postage-paid envelope.

LEAR CORPORATION

21557 Telegraph Road

Southfield, Michigan 48033

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Lear Corporation (referred to herein as the “Company,” “Lear,” “we,” “us” or “our” as the context requires) to be held at the Company’s corporate headquarters, 21557 Telegraph Road, Southfield, Michigan 48033, on                     , 2013, at      a.m. (Eastern Time).

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed BLUE proxy card because the Board of Directors (the “Board”) of Lear Corporation is soliciting your proxy to vote at the Annual Meeting to be held on                     , 2013, at      a.m. (Eastern Time) and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

Yes. Marcato Capital Management LLC and Oskie Capital Management LLC and certain of their affiliates (the “Marcato-Oskie Group”) have notified the Company of their intention to propose three alternative director nominees for election at the Annual Meeting. The Marcato-Oskie Group nominees have NOT been endorsed by our Board. The Board unanimously recommends a vote FOR the election of each of Lear’s nominees named in this proxy statement and on the enclosed BLUE proxy card.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 21, 2013. On the record date, there were                     shares of our common stock, par value $0.01 per share, outstanding (excluding                     shares reserved for the satisfaction of certain claims in connection with our emergence from chapter 11 bankruptcy proceedings, which are not entitled to vote at the Annual Meeting). Our common stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1. elect eight directors, with Lear’s nominees being those named in this proxy statement;

2. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for

2013;

3. provide an advisory vote to approve our executive compensation;

4.	consider and act upon a stockholder proposal that the Marcato-Oskie Group has indicated that it intends to propose at the Annual Meeting that would repeal any provision of the Company’s Bylaws that was adopted by the Board of Directors without the approval of the Company’s stockholders subsequent to November 9, 2009 and prior to the 2013 Annual Meeting, if such proposal is properly presented at the Annual Meeting (the “Marcato-Oskie Bylaw Repeal Proposal”); and

5.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed BLUE proxy card will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of Lear’s director nominees named in this proxy statement and the BLUE proxy card;

2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3. FOR the approval, on an advisory basis, of our executive compensation; and

4.	AGAINST the Marcato-Oskie Group Bylaw Repeal Proposal, if such proposal is properly presented at the Annual Meeting.

How do I vote at the Annual Meeting?

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Mail — You can vote by completing, dating, signing and returning the BLUE proxy card in the enclosed postage-paid envelope;

•	By Telephone — You can vote by telephone by following the instructions on the BLUE proxy card; and

•	By Internet — You can vote over the Internet by following the instructions on the BLUE proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on                     , 2013. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you execute and return your BLUE proxy card by mail but provide no specific instructions in the BLUE proxy card, your shares will be voted FOR Lear’s director nominees named on the BLUE proxy card, FOR the ratification of the appointment of our independent registered public accounting firm, AGAINST the Marcato-Oskie Group Bylaw Repeal Proposal (if such proposal is properly presented at the Annual Meeting) and FOR the advisory approval of executive compensation described in this proxy statement.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

What should I do if I receive a proxy card from the Marcato-Oskie Group?

The Marcato-Oskie Group has stated its intention to propose three alternative director nominees for election at the Annual Meeting and to propose the Marcato-Oskie Bylaw Repeal Proposal. If the Marcato-Oskie Group proceeds with its alternative nominations or the Marcato-Oskie Bylaw Repeal Proposal, you may receive proxy solicitation materials from the Marcato-Oskie Group, including an opposition proxy statement and WHITE proxy card. Our Board urges you to disregard these materials.

If you have already voted using the proxy card sent to you by the Marcato-Oskie Group, you can subsequently revoke it, as further described on the next page under “— May I change my vote?” We strongly urge you to revoke any proxy card you may have returned to the Marcato-Oskie Group and to vote FOR Lear’s director nominees and as our Board recommends on the other matters described in this proxy statement. Only your latest dated proxy will count at the Annual Meeting. If you vote to WITHHOLD your vote with respect to any Marcato-Oskie Group nominee using the WHITE proxy card, your vote will not be counted as a vote FOR Lear’s director nominees named in this proxy statement and will result in the revocation of any previous vote you may have cast on the Company’s BLUE proxy card. If you wish to vote pursuant to the Board’s recommendations, you should disregard any proxy card that you receive other than the BLUE proxy card. If you have any questions or need assistance voting, please call MacKenzie Partners, Inc. at (212) 929-5500 (collect) or (800) 322-2885 (toll free).

What should I do if I receive more than one BLUE proxy card or other set of proxy materials from the Company?

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a BLUE proxy card for each account. Please sign, date and return all BLUE proxy cards you receive from the Company. If you choose to vote by phone or by Internet, please vote once for each BLUE proxy card you receive. Only your latest dated proxy for each account will be voted. If the Marcato-Oskie Group proceeds with its previously announced alternative director nominations and stockholder proposal, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by our Board then you should only submit BLUE proxy cards. In addition, you may receive proxy solicitation materials from the Marcato-Oskie Group, including an opposition proxy statement and a proxy card. The Board recommends that you disregard any proxy card you receive from the Marcato-Oskie Group and return the enclosed BLUE proxy card.

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, simply sign, date and return the enclosed BLUE proxy card in the accompanying postage-paid envelope, vote over the telephone or via the Internet in accordance with the instructions in the BLUE proxy card, or vote your shares by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

You may receive solicitation materials from the Marcato-Oskie Group seeking your proxy to vote for the Marcato-Oskie Group’s nominees and the Marcato-Oskie Bylaw Repeal Proposal. If you have already voted using the proxy card sent to you by the Marcato-Oskie Group, you can subsequently revoke it. We strongly urge you to revoke any proxy card you may have returned to the Marcato-Oskie Group and to vote FOR Lear’s director nominees and as our Board recommends on the other matters described in this proxy statement by returning the BLUE proxy card or using the BLUE proxy card to vote over the telephone or via the Internet. Only your latest dated proxy will count at the Annual Meeting.

What vote is required to elect directors?

As a result of the Marcato-Oskie Group’s announced intention to propose alternative director nominees and assuming such nominees are in fact proposed for election at the Annual Meeting, the election of directors will be considered a contested election. A contested election results when there are more nominees than available positions. Under the Company’s Bylaws and Corporate Governance Guidelines, directors will be elected on a plurality basis in a contested election. This means that the eight director nominees who receive the highest number of FOR votes will be elected as directors of the Company. A properly executed proxy card marked WITHHOLD with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for or against the director nominee. Withhold votes and broker non-votes will have no effect on the outcome of the election of directors in a contested election except, in the case of withhold votes, to the extent they revoke earlier dated proxy cards.

If you vote to WITHHOLD your vote with respect to any Marcato-Oskie Group nominee using a proxy card sent to you by the Marcato-Oskie Group, your vote will not be counted as a vote FOR Lear’s director nominees named in this proxy statement, and it will result in the revocation of any previous vote you may have cast on the BLUE proxy card. If you wish to vote for the Board’s recommendations, you should disregard any proxy card that you receive other than the BLUE proxy card.

In the event that the Marcato-Oskie Group withdraws its nominees, we will disclose such withdrawal to our stockholders, and the election would become an uncontested election. As provided by our Bylaws and Corporate Governance Guidelines, in an uncontested election our directors are elected by a vote of a majority of the votes cast. In the event that our directors are elected by a vote of a majority of the votes cast, you may vote FOR or AGAINST or abstain from voting with respect to each director nominee. A majority of votes cast means that the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that nominee. In addition, our Corporate Governance Guidelines contain a resignation policy which provides that in the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, such director shall promptly tender his or her resignation to the Board for consideration. Abstentions and broker non-votes will have no effect on the outcome of the election of directors in the event of an uncontested election.

What vote is required to approve the other matters describe in this proxy statement?

For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and advisory approval of our executive compensation (Proposal No. 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposals No. 2 and 3. Broker non-votes will have no effect on Proposal No. 3.

For the Marcato-Oskie Bylaw Repeal Proposal (Proposal No. 4), the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting will be required for approval. Abstentions and broker-non votes will have the same effect as a vote against Proposal No. 4.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How do I vote if my bank or broker holds my shares in “street name”?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2 (ratification of auditors)) but will not be permitted to exercise voting discretion with respect to non-routine matters (Proposals No. 1 (director elections), 3 (advisory vote on executive compensation) and 4 (Marcato-Oskie Group Bylaw Repeal Proposal)). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to the remaining proposals, your shares will not be voted on such proposals. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum and will have the effect described above on each of the non-routine proposals. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

How many votes do I have?

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by an independent inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the United States Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K.

Who pays for the Company’s solicitation of proxies?

The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We will bear the cost of soliciting proxies on behalf of the Company, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians, and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $         plus reimbursement of reasonable out-of-pocket expenses. In addition, we have agreed to indemnify MacKenzie Partners, Inc. for any loss arising out of or in connection with its engagement. MacKenzie Partners, Inc. expects that approximately 50 of its employees will assist in the solicitation.

Our aggregate expenses, including those of Mackenzie Partners, Inc., related to our solicitation of proxies in excess of those normally spent for an annual meeting of stockholders as a result of the potential proxy contest, and excluding salaries and wages of our employees, are expected to be approximately $            , of which approximately $         has been incurred to date. Annex A sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their positions as directors of the Company or because they may be soliciting proxies on our behalf.

Please note that the Marcato-Oskie Group has stated its intention to propose three director nominees for election at the Annual Meeting and also to propose a stockholder proposal that would repeal any provision of the Company’s Bylaws, in effect at the time of the Annual Meeting, that was adopted by the Board of Directors without the approval of the Company’s stockholders subsequent to November 9, 2009 and prior to the 2013 Annual Meeting. You may receive solicitation materials from the Marcato-Oskie Group seeking your proxy to vote for the Marcato-Oskie Group’s nominees and the Marcato-Oskie Group Bylaw Repeal Proposal. The Company is not responsible for the accuracy of any information provided by or relating to the Marcato-Oskie Group contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Marcato-Oskie Group or any statements the Marcato-Oskie Group may otherwise make. The Marcato-Oskie Group chooses which of our stockholders will receive its proxy solicitation materials.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Lear Corporation, Investor Relations by calling 1-800-413-5327 or in writing at Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Lear Corporation, Investor Relations at the above telephone number or address.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (March 21, 2013), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record, or a recordholder, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Whom do I contact with questions regarding the proxy materials or voting at the Annual Meeting?

If you have any questions regarding the Annual Meeting or voting your shares please call MacKenzie Partners, Inc. toll free at 800-322-2885 or (212) 929-5500 (call collect).

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the eight individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2014 or until their successors, if any, are elected or appointed. Our Amended and Restated Certificate of Incorporation and Bylaws provide for the annual election of directors. If, as expected, the election is a contested election, each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected. The Board has determined that each director nominee, other than Mr. Simoncini, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Thomas P. Capo	Director
Jonathan F. Foster	Director
Kathleen A. Ligocki	Director
Conrad L. Mallett, Jr.	Director
Donald L. Runkle	Director
Matthew J. Simoncini	Director, President and Chief Executive Officer
Gregory C. Smith	Director
Henry D.G. Wallace	Director, Non-Executive Chairman

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

Board Position

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF LEAR’S NOMINEES NAMED IN THIS PROXY STATEMENT AND ON THE ENCLOSED BLUE PROXY CARD FOR THE FOLLOWING REASONS:

Each of Lear’s eight director nominees named in this proxy statement and the BLUE proxy card has professional experience in areas relevant to our strategy and operations and offers experience, leadership and continuity for the Company. Our director nominees are proven business leaders with a broad range of management, financial and operational experience, as well as expertise in the automotive industry, and they have overseen the Company’s success in delivering superior results and creating significant value for the Company and its stockholders. In addition, we believe our director nominees have other important attributes necessary for an effective Board and to lead the Company into the future, including: diverse backgrounds and experiences, qualifications and expertise relevant to our strategies and operations, high personal and professional integrity, demonstrated ability to work in a collaborative manner and devote significant time to our Board and a strong commitment to representing the interests of all of our stockholders.

Background to Contested Solicitation

On February 14, 2013, the Marcato-Oskie Group delivered notice to the Company regarding their intention to nominate three directors for election to our Board. That same day, the Company issued a press release confirming receipt of the nomination, and highlighting the composition and experience of the Board and the results that have been achieved under its leadership. Both prior to and following the time the Marcato-Oskie Group submitted its nominations for directors to the Company, members of the Marcato-Oskie Group and the senior management of the Company have discussed the Company’s capital allocation practices and actions, including share repurchases.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF LEAR’S DIRECTOR NOMINEE NAMED IN THIS PROXY STATEMENT AND ON THE ENCLOSED BLUE PROXY CARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH OF LEAR’S DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT AND THE BLUE PROXY CARD UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Each director listed below is nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2014. See “Election of Directors (Proposal No. 1).”

Thomas P. Capo	Age: 62	Lear Committees: • Audit • Nominating and Corporate Governance (Chair)
Biography

Mr. Capo has been a director of the Company since November 2009. Mr. Capo was Chairman of Dollar Thrifty Automotive Group, Inc. from October 2003 until November 2010. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000, Vice President and Treasurer of Chrysler Corporation from 1993 to 1998, and Treasurer of Chrysler Corporation from 1991 to 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo also serves as a director of Cooper Tire & Rubber Company. Previously, Mr. Capo served as a director of Dollar Thrifty Automotive Group, Inc. from its initial public offering in 1997 until its sale to Hertz Corporation in 2012, JLG Industries, Inc. until its sale to Oshkosh Corp. in 2006, Sonic Automotive, Inc. and Microheat, Inc. Mr. Capo has a bachelor’s degree in Finance, an MBA and a master’s degree in Economics from the University of Detroit-Mercy.

Skills and Qualifications

•  Executive management and leadership experience, with extensive knowledge of the automotive industry

•  Public company directorship and committee experience, including at board chairman level

•  Extensive experience in global finance, treasury, investment management and capital markets

•  Core leadership and management experience in mergers, acquisitions and divestitures, strategy development and capital restructuring

•  Extensive experience in financial analysis, financial reporting, compliance and internal controls

•  Independent of management

Jonathan F. Foster	Age: 52	Lear Committees: • Audit • Nominating and Corporate Governance
Biography

Mr. Foster has been a director of the Company since November 2009. Mr. Foster is Managing Director of Current Capital LLC, a private equity and portfolio company management firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President — Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior Managing Director and Head of Industrial Products and Services Mergers & Acquisitions at Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com, Inc. Previously, Mr. Foster was with Lazard Frères & Company LLC in mergers and acquisitions for over ten years, including as a Managing Director. Mr. Foster is also a director of Masonite Inc. and Chemtura Corporation as well as a Trustee of the New York Power Authority. Mr. Foster was previously a member of the board of directors of Smurfit-Stone Container Corporation, one of the industry’s leading integrated containerboard and corrugated packaging producers. Mr. Foster has a bachelor’s degree in Accounting from Emory University, a master’s degree in Accounting & Finance from the London School of Economics and he attended the Executive Education Program at Harvard Business School.

Skills and Qualifications

• Executive management and leadership experience

• Public company directorship and committee experience, including with global manufacturing companies

• Experience in financial statement preparation and accounting, financial reporting, compliance and internal controls

• Previous experience as a Chief Financial Officer

• Extensive transactional experience in mergers and acquisitions, debt financings and equity offerings

• Extensive experience as an investment banker, private equity investor and director with industrial companies, including those in the automotive sector

• Independent of management

Kathleen A. Ligocki	Age: 56	Lear Committees: • Audit
Biography

Ms. Ligocki has been a director of the Company since September 2012. Ms. Ligocki is an Operating Partner at Kleiner Perkins Caufield & Byers, one of Silicon Valley’s top venture capital providers. Ms. Ligocki works with the firm’s greentech ventures on strategic challenges, scaling operations and commercialization. Ms. Ligocki has served as the Chief Executive Officer of two early stage companies: Next Autoworks, an auto company with a unique low-cost business model, from 2010 to 2012, and GS Motors, a Mexico City-based auto retailer owned by Grupo Salinas, a large Mexican conglomerate, from 2008 to 2009. From 2008 to 2010, Ms. Ligocki also served as Principal in Pine Lake Partners, a consultancy focused on start-ups and turnarounds. From 2003 to 2007, Ms. Ligocki was the Chief Executive Officer of Tower Automotive, a global Fortune 1000 automotive supplier. Previously, Ms. Ligocki held executive positions at Ford Motor Company and at United Technologies Corporation where she lead operations in North America, Europe, Africa, the Middle East and Russia. Ms. Ligocki began her industrial career at General Motors Corporation working for 15 years at Delco Electronics Corporation. Ms. Ligocki also serves as a director of Ashland Inc., Next Autoworks, Lehigh Technologies and APTwater, Inc. Ms. Ligocki earned a bachelor’s degree with highest distinction in Liberal Studies from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania. She also has been awarded honorary doctorate degrees from Central Michigan University and Indiana University Kokomo.

Skills and Qualifications

•  Executive management and leadership experience, including in the automotive industry

•  Public company directorship and committee experience, including in the automotive industry

•  Extensive experience in financial analysis, financial statement preparation, financial reporting, compliance and internal controls

•  Senior management experience in international automotive operations

•  Understanding of wide range of issues through experience with businesses ranging from start-ups to large, global manufacturing operations

•  Independent of management

Conrad L. Mallett, Jr.	Age: 59	Lear Committees: • Compensation (Chair) • Nominating and Corporate Governance
Biography

Justice Mallett has been a director of the Company since August 2002. Justice Mallett was reappointed Chief Administrative Officer of Detroit Medical Center in January 2012, after serving as President and Chief Executive Officer of Detroit Medical Center’s Sinai- Grace Hospital from August 2003 until December 2011. Prior to that, Justice Mallett served as the Chief Legal and Administrative Officer of the Detroit Medical Center beginning in March 2003. Previously, he served as President and General Counsel of La-Van Hawkins Food Group LLC from April 2002 to March 2003, and Chief Operating Officer for the City of Detroit from January 2002 to April 2002. From August 1999 to April 2002, Justice Mallett was General Counsel and Chief Administrative Officer of the Detroit Medical Center. Justice Mallett was also a Partner in the law firm of Miller, Canfield, Paddock & Stone from January 1999 to August 1999. Justice Mallett was a Justice of the Michigan Supreme Court from December 1990 to January 1999 and served a two-year term as Chief Justice beginning in 1997. Justice Mallet is a director of Kelly Services, Inc. Justice Mallett has a bachelor’s degree from the University of California, Los Angeles, a JD degree from the University of Southern California, a master of public administration degree from the University of Southern California and an MBA from Oakland University.

Skills and Qualifications

• Executive management and leadership experience

• Leadership experience gained as Chief Justice of the Michigan Supreme Court

• Public company directorship and committee experience

• Extensive legal and governmental experience, including significant involvement in state, municipal and community governmental activities

• Independent of management

Donald L. Runkle	Age: 67	Lear Committees: • Compensation
Biography

Mr. Runkle has been a director of the Company since November 2009. Mr. Runkle currently serves as Chief Executive Officer of EcoMotors International and has held this position since 2009. Since 2005, Mr. Runkle has provided consulting services in business and technical strategy and, from 2006 to 2007, he also was a consultant for Solectron Corporation. Mr. Runkle also serves as an Operating Executive Advisor for Tennenbaum Capital Partners LLC and has held this position since 2005. From 1999 until 2005, Mr. Runkle held various executive-level positions at Delphi Corporation, including Vice Chairman and Chief Technology Officer from 2003 until 2005, President, Delphi Dynamics and Propulsion Sector, and Executive Vice President from 2000 until 2003 and President, Delphi Energy and Engine Management Systems, and Vice President, Delphi Automotive Systems, from 1999 until 2000. Previously, Mr. Runkle was employed by General Motors Corporation for over 30 years in various management and executive-level positions, including Vice President & General Manger of Energy & Engine Management Systems from 1996 until 1999, Vice President & General Manager of Saginaw Steering Systems from 1993 until 1996, Vice President of North American Operations Engineering from 1992 until 1993, and Vice President of Advanced Engineering from 1988 until 1992. Mr. Runkle also serves as a director of several non-public companies, including Envirotest Systems Holding Corp., WinCup Corporation, Transonic Combustion Inc., EcoMotors International and the Lean Enterprise Institute. Mr. Runkle previously served as Chairman of Autocam and EP Management. Mr. Runkle has a bachelor’s and a master’s degree in Mechanical Engineering from the University of Michigan and a Master of Science in Management Studies degree as a Sloan Fellow from Massachusetts Institute of Technology.

Skills and Qualifications

•  Executive management and leadership experience, including in the automotive industry

•  Management and consulting experience in technology, including in the automotive industry and as Chief Technology Officer

•  Directorship and management experience, including in the automotive industry, at board chairman level and with a public company

•  Independent of management

Matthew J. Simoncini	Age: 52	President and Chief Executive Officer

Biography

Mr. Simoncini is President, Chief Executive Officer and a director of the Company since September 2011. In this role, Mr. Simoncini is responsible for the strategic direction and operational leadership of the Company.

Formerly, Mr. Simoncini was Senior Vice President and Chief Financial Officer of the Company, a role he had held since September 2007. As Senior Vice President and Chief Financial Officer, he was responsible for the Company’s global Finance operations, including external Financial Reporting, Corporate Business Planning & Analysis, Corporate Strategy and Business Development as well as Information Technology activities worldwide.

In August 2006, Mr. Simoncini was named Senior Vice President of Global Finance and Chief Accounting Officer where he was responsible for the Company’s worldwide operational finance, accounting and financial reporting. Prior to that, he was vice president of global Finance, a position he had held since June 2004.

Mr. Simoncini also served as the Company’s Vice President of Finance — Europe as well as held the Vice President of Finance position for the Company’s Electrical & Electronics business and DaimlerChrysler division. Mr. Simoncini joined United Technologies Automotive (“UTA”) in April 1996 as director of Finance for the Motors Division with responsibility for the financial activities of the business unit. At the time of the Company’s acquisition of UTA in May 1999, Mr. Simoncini was director of Global Financial Planning & Analysis. Previous to UTA, Mr. Simoncini held financial and manufacturing positions with Varity Kelsey Hayes and Horizon Enterprises including chief financial officer of Kelsey Hayes’ European Operations. Mr. Simoncini began his career at Touche Ross and is a certified public accountant.

Mr. Simoncini is a member of the Michigan Association of Certified Public Accountants. In addition to his responsibilities at the Company, Mr. Simoncini is a member of the board of directors for the Wayne State University Foundation and is also a board member of the United Way for Southeastern Michigan. Mr. Simoncini earned a bachelor’s degree from Wayne State University.

Skills and Qualifications

•  Executive management and leadership experience with the Company, current President and Chief Executive Officer, former Senior Vice President and Chief Financial Officer

•  Record of leadership, achievement and execution of our business and global strategy

•  Extensive understanding of finance, treasury, financial reporting, investment analysis, management, compliance and internal controls

Gregory C. Smith	Age: 61	Lear Committees: • Audit (Chair) • Compensation
Biography

Mr. Smith has been a director of the Company since November 2009. Mr. Smith, a retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company, from 2001 to 2002. As Vice Chairman, Mr. Smith was responsible for Ford’s Corporate Strategy and Staffs, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. During his career at Ford, Mr. Smith ran several major business units and had extensive experience in Financial Services, Strategy, Marketing and Sales, Engineering and Product Development. Mr. Smith was also responsible for Hertz when Ford owned it, and, in 2005, Automotive Components Holdings, the portion of Visteon that Ford repurchased. Currently, Mr. Smith serves as a director of Penske Corporation and formerly served as a director of the Federal National Mortgage Association (Fannie Mae) and Solutia Inc. Mr. Smith has a bachelor’s degree in Mechanical Engineering from Rose-Hulman Institute of Technology and an MBA from Eastern Michigan University.

Skills and Qualifications

•  Executive management and leadership experience, including in the automotive industry

•  Public company directorship and committee experience

•  Served on audit committees of public and private companies

•  Experience actively overseeing finance departments and personnel

•  Extensive experience and knowledge of automotive industry

•  Experience and knowledge of automotive company operations and strategic issues, including engineering, manufacturing, marketing, human resources and finance

•  Independent of management

Henry D.G. Wallace	Age: 67	Non-Executive Chairman of the Board Lear Committees: • Compensation • Nominating and Corporate Governance
Biography

Mr. Wallace has served as the Company’s Non-Executive Chairman since August 2010 and has been a director of the Company since February 2005. Mr. Wallace worked for 30 years at Ford Motor Company until his retirement in 2001 and held several executive level operations and financial oversight positions while at Ford. His most recent positions included Chief Financial Officer, Group Vice President, Mazda and Asia Pacific Operations and President and CEO of Mazda Motor Corporation. Mr. Wallace serves as interim executive chairman of Diebold, Inc. and as a director of AMBAC Financial Group, Inc. Mr. Wallace formerly served as a director of Hayes Lemmerz International, Inc. Mr. Wallace earned a bachelor’s degree with Honours from the University of Leicester, England.

Skills and Qualifications

•  Experience and leadership with a global manufacturing company

•  Leadership experience on boards of several public companies

•  Extensive international experience in Asia, Europe and Latin America

•  Experience in finance, financial statement preparation and accounting, financial reporting, compliance and internal controls, including as Chief Financial Officer

•  Executive management experience, including in the automotive industry

•  Independent of management

Criteria for Selection of Directors

The following are the general criteria for the selection of our directors that the Nominating Committee utilizes in evaluating candidates for Board membership. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Nominating Committee believes would contribute to the effective functioning of our Board. The Nominating Committee considers, without limitation, a director nominee’s independence, skills and other attributes, experience, perspective, background and diversity. The general criteria set forth below are not listed in any particular order of importance:

•	Background, experience and record of achievement, including, without limitation, in the automotive industry;

•	Diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations;

•	Personal and professional ethics and integrity, collegiality, objective perspective and practical judgment;

•	Ability and willingness to devote sufficient time to carry out duties and responsibilities effectively;

•	Commitment to maximizing intrinsic stockholder value;

•	Finance and accounting expertise; and

•	Independence — a majority of directors must be independent.

Our Corporate Governance Guidelines and Nominating Committee charter provide guidelines with respect to the consideration of director candidates. Under these guidelines, the Nominating Committee is responsible for, subject to approval by the Board, establishing and periodically reviewing the criteria for Board membership and selection of new directors, including independence standards. The Nominating Committee also may recommend to the Board changes to the portfolio of director skills, experience, perspective and background required for the effective functioning of the Board considering our strategy and the regulatory, geographic and market environments. Any such changes to the director selection criteria must be approved by the Board. The Nominating Committee screens candidates and recommends director nominees who are approved by the Board.

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating Committee also may retain a search firm (which may be paid a fee) to identify director candidates. Once a potential candidate has been identified, the Nominating Committee evaluates the potential candidate based on the Board’s criteria for selection of directors (described above) and the composition and needs of the Board at the time. All director candidates are evaluated on the same basis. Diversity is one of the criteria described above that the Nominating Committee and the Board consider in identifying director nominees, which they consider in the context of the Board as a whole. We define “diversity” broadly to include differences in viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations that may offer the Company exposure to contemporary business issues. Candidates also are evaluated in light of Board policies, such as those relating to director independence and service on other boards, as well as considerations relating to the size and structure of the Board. These qualifications may vary from year to year, depending on the composition of the Board at the time.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider candidates for election as a director of the Company recommended by any Lear stockholder, provided that the recommending stockholder follows the procedures set forth in Section 1.13 of the Company’s Bylaws for nominations by stockholders of persons to serve as directors. The Nominating Committee would evaluate such candidates in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

Pursuant to Section 1.13 of the Bylaws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to the anniversary of the preceding year’s annual meeting or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “public announcement” of the date of such annual meeting is made by the Company. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033; Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

A copy of our Bylaws, as amended, has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 9, 2009.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at www.lear.com. In addition to applying these director independence guidelines and the NYSE independence guidelines, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made director independence determinations with respect to each of our directors and Curtis J. Clawson, whose service on the Board ended at the 2012 annual meeting of stockholders. Based on our director independence guidelines and the NYSE independence guidelines, the Board has affirmatively determined that (i) Messrs. Capo, Clawson and Foster, Ms. Ligocki and Messrs. Mallett, Runkle, Smith and Wallace (A) have no relationships or only immaterial relationships with us, (B) meet our director independence guidelines and the NYSE independence guidelines with respect to any such relationships and (C) are independent; and (ii) Mr. Simoncini is not independent. Mr. Simoncini is our President and Chief Executive Officer (the “CEO”).

Board’s Role in Risk Oversight

The Board, with the assistance of the Board committees, is responsible for overseeing management actions to ensure that material risks affecting the Company are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition, the Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management on areas of particular interest to the Board.

As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures. In addition, the Audit Committee is responsible for ensuring that the Company has an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal controls. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, meets periodically with senior management, our vice president of internal audit, our chief compliance officer and our independent auditor, Ernst & Young LLP, and reports on its findings at each regularly scheduled meeting of the Board.

Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks to achieving our strategic objectives, and we have completed both comprehensive and focused risk assessments. The enterprise risk management process supplements management’s ongoing responsibilities to monitor and address risks by working with risk owners to identify causes of and action plans for certain key risks, which then are discussed with senior management to promote visibility and ensure appropriate risk response strategies. The Audit Committee receives quarterly reports from senior management on the progress of our enterprise risk management process and reports to the Board, as appropriate. The Audit Committee and Board also periodically receive reports on risks addressed in the enterprise risk management process, in addition to reports on other risks.

Our other Board committees also have responsibility for the oversight of risk management. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, as discussed further under “Compensation and Risk.” Further, the Nominating Committee oversees risks associated with our governance structure and processes and annually reviews our organizational documents, Corporate Governance Guidelines and other policies. The committees primarily keep the Board informed of their risk oversight and related activities through reports of the committee chairmen to the Board. The Board also considers specific risk topics in connection with strategic planning and other matters.

Corporate Governance

The Board has approved Corporate Governance Guidelines and a Code of Business Conduct and Ethics. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and committee charters, are available on our website at www.lear.com or in printed form upon request by contacting Lear Corporation at 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Henry D. G. Wallace is our Non-Executive Chairman of the Board and has served in that role since August 2010. Our Board decided to separate the Chairman and Chief Executive Officer roles in August 2010 to allow our Chief Executive Officer to focus on the execution of our business strategy, growth and development, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, the Board believes that having separate positions and having an independent director serve as Non-Executive Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2012, our Board held nine meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of Lear’s director nominees attended at least 75% of the meetings of our Board and the committees on which he or she served during 2012 that were held when he or she was a director. Our directors are encouraged to attend all annual and special meetings of our stockholders. In 2012, our annual meeting of stockholders was held on May 16, 2012, and all of the directors nominated for election in this proxy statement attended, with the exception of Ms. Ligocki, who was appointed to the Board in September 2012.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines and the listing standards of the NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Mr. Wallace, our Non-Executive Chairman, presides over these executive sessions.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The following chart sets forth the directors who currently serve as members of each of the Board committees. During 2012, in addition to the committee membership listed below, Mr. Clawson served as a member of the Compensation Committee until his service on the Board ended in May 2012, and Mr. Wallace served as a member of the Audit Committee until September 2012.

Directors	Audit Committee	Compensation Committee	Nominating Committee
Thomas P. Capo	X		C
Jonathan F. Foster	X		X
Kathleen A. Ligocki	X
Conrad L. Mallett, Jr.		C	X
Donald L. Runkle		X
Matthew J. Simoncini
Gregory C. Smith	C	X
Henry D.G. Wallace*		X	X

*	Non-Executive Chairman of the Board

“C”	Denotes member and chairman of committee

“X”	Denotes member

Audit Committee

In 2012, the Audit Committee held nine meetings. Each of the members of the Audit Committee is a non-employee director. In addition, the Board has determined that all of the members of the Audit Committee are independent as defined in the listing standards of the NYSE and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that all such members are financially literate. The Board also has determined that all members of the Audit Committee are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act and have accounting or related financial management expertise. Our Corporate Governance Guidelines limit the number of public company audit committees on which an Audit Committee member can serve to three or fewer audit committees (including the Company’s Audit Committee) without approval of the Board. None of our Audit Committee members serves on more than three public company audit committees (including the Company’s Audit Committee). For a description of the Audit Committee’s responsibilities and findings, see “Audit Committee Report.” The Audit Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Compensation Committee

In 2012, the Compensation Committee held four meetings. Each of the members of the Compensation Committee is a non-employee director. In addition, the Board has determined that all of the members of the Compensation Committee are independent as defined in the listing standards of the NYSE. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Compensation Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards. Under our equity award policy, an aggregate equity award pool to non-executives may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the Company’s CEO and the Chairman of the Compensation Committee. The policy also allows the Compensation Committee to delegate to the Chief Executive Officer the ability to grant equity awards to non-executive officer employees who are newly hired or promoted or deemed to be deserving of special retention or recognition awards. Such awards are generally made on the Company’s standard restricted stock units (“RSU”) terms.

The Compensation Committee utilizes Pay Governance LLC (“Pay Governance”) as its independent compensation consultant. The consultant reports directly to the Compensation Committee as requested, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. The mandate of the consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, program design, market trends and technical considerations. Pay Governance has assisted the Compensation Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data and tally sheets (including data for certain termination and change in control scenarios) for the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis”). As part of this process, the Compensation Committee also reviewed a comprehensive survey of peer group companies which was compiled in late 2011 by Pay Governance. See, “Compensation Discussion and Analysis — Benchmarking.” Other than with respect to consulting on executive and director compensation matters, Pay Governance has performed no other services for the Compensation Committee or the Company.

The Compensation Committee has reviewed the independence of Pay Governance in light of new SEC rules and NYSE listing standards regarding compensation consultants and has concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

In 2012, the Company’s management retained Frederic W. Cook & Co., Inc. and Mercer to assist in collecting data and developing and recommending to the Compensation Committee and its independent consultant a program to supplement the executives’ existing retirement benefits and make the benefits more competitive. The Company and the Compensation Committee reviewed the engagement of the management consultants under the new SEC disclosure rules and found that no conflicts of interest existed with respect to such engagements.

Nominating Committee

In 2012, the Nominating Committee held nine meetings. Each of the members of the Nominating Committee is a non-employee director. In addition, the Board has determined that all of the members of the Nominating Committee are independent as defined in the listing standards of the NYSE.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics; and (vi) reviewing potential conflicts of interest involving our executive officers. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.lear.com or in printed form upon request.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Non-Executive Chairman and non-employee directors) through written communication sent to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary. Our General Counsel reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the General Counsel, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.lear.com.

Communications of a confidential nature can be made directly to our non-employee directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting control or auditing matter, by submitting such concerns to the Audit Committee or the Non-Executive Chairman. Any submissions to the Audit Committee or the Non-Executive Chairman should be marked confidential and addressed to the Chairman of the Audit Committee or the Non-Executive Chairman, as the case may be, c/o Lear Corporation, P.O. Box 604, Southfield, Michigan 48037. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time in our Corporate Governance Guidelines, which are posted on our website at www.lear.com. Any submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the Non-Executive Chairman in the investigation of such matter.

Certain Legal Proceedings

Ms. Ligocki served as the Chief Executive Officer of Tower Automotive from 2003 to 2007. In 2005, Tower Automotive filed for reorganization under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).

Mr. Runkle held various executive-level positions at Delphi Corporation from 1999 until 2005, as described above. In 2005, Delphi filed for reorganization under chapter 11 of the Bankruptcy Code.

Mr. Simoncini currently serves as the Company’s President and Chief Executive Officer and has served in other positions at the Company since 1999, as described above. In 2009, the Company filed for reorganization under chapter 11 of the Bankruptcy Code.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total
Thomas P. Capo	$122,454	$129,999	$252,453
Curtis J. Clawson(4)	$44,651	$—	$44,651
Jonathan F. Foster	$112,454	$129,999	$242,453
Kathleen A. Ligocki(5)	$36,667	$86,644	$123,311
Conrad L. Mallett, Jr.	$122,454	$129,999	$252,453
Donald L. Runkle	$112,454	$129,999	$242,453
Gregory C. Smith	$132,454	$129,999	$262,453
Henry D.G. Wallace	$182,454	$212,478	$394,932

(1)	Includes cash retainer and other fees earned for service as directors in 2012, as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Final Tranche of Restricted Cash Grant Plus Interest	Aggregate Non-Standing Committee Meeting Fees
Thomas P. Capo	$96,000	$26,454	$—
Curtis J. Clawson	$35,833	$8,818	$—
Jonathan F. Foster	$86,000	$26,454	$—
Kathleen A. Ligocki	$36,667	$—	$—
Conrad L. Mallett, Jr.	$96,000	$26,454	$—
Donald L. Runkle	$86,000	$26,454	$—
Gregory C. Smith	$106,000	$26,454	$—
Henry D.G. Wallace	$156,000	$26,454	$—

The base annual cash retainer is $110,000, but was reduced by $24,000 for each of 2010, 2011 and 2012 while the restricted cash grant installments were earned. A restricted cash grant was made on January 29, 2010 with a notional value of $72,000. This grant vested monthly (from January 1, 2010) and paid an equal amount in cash ($24,000 plus interest) on each of the first three anniversaries of the grant date, provided the director remained on the Board. Therefore, only the final $24,000 tranche of the grant (plus interest through January 2013, as shown) was earned by each non-employee director for service during 2012. As described below, there is an additional cash retainer for the Non-Executive Chairman and the Chairman of each of the Audit Committee, Compensation Committee and the Nominating Committee.

(2)	Amounts of the retainer and restricted grant may be deferred into an interest bearing account only. Messrs. Capo and Mallett elected to defer 100% of the restricted grant into an interest bearing account.

(3)	For the annual grant of stock, the amounts reported in this column for each director reflect the aggregate grant date fair value determined in accordance with FASB Accounting Standards Codification™ (“ASC”) 718, “Compensation-Stock Compensation.” The following directors elected to defer the following percentages of their 2012 annual stock grant into deferred stock units: Messrs. Capo, Foster and Wallace and Ms. Ligocki — 100% and Mr. Mallett — 50%.

(4)	Mr. Clawson’s Board membership ended on May 16, 2012.

(5)	Ms. Ligocki was appointed to the Board on September 12, 2012 and was entitled to a pro rata stock grant.

Summary of 2012 Director Compensation

Annual Cash Retainer

Following the completion of our financial restructuring, the Outside Directors Compensation Plan was amended, effective January 1, 2010. Under the amended plan, the annual cash retainer for each non-employee director is $110,000. The additional cash retainer for the Presiding Director, if any, and the Chairman of each of the Compensation Committee and the Nominating Committee is $10,000 and the additional cash retainer for the Chairman of the Audit Committee is $20,000. The annual cash retainer for each non-employee director is paid in installments on the last business day of the month (for the following month’s installment). The annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted cash grant. The restricted cash grants are described in more detail below.

Meeting fees for the Board and standing committees have been eliminated, except that each non-employee director remained eligible to receive $1,500 for each meeting of the Board in excess of twelve that he/she attends in a calendar year. Meeting fees for special committees of the Board are set by the Board at the time of the formation of the special committee. Meeting fees, if any, are paid on the last business day of the month (for that month’s meeting fees).

Equity Compensation

Pursuant to the Outside Directors Compensation Plan, each non-employee director received an annual unrestricted grant of Lear common stock approximately equal in value to $130,000 and subject to the stock ownership guidelines described below. Stock grants are made on the date of the annual meeting of stockholders at which a director is elected or re-elected to serve on the Board.

Non-Executive Chairman Compensation

In August 2010, the Board appointed Mr. Wallace as Non-Executive Chairman and approved an additional annual cash retainer in the amount of $70,000 and an additional annual grant of Lear common stock equal in value to $82,500, which annual amounts were initially pro-rated for the remainder of 2010 following his appointment. The payment schedule for this additional annual compensation is the same as that described above. Mr. Wallace ceased receiving the additional cash retainer for his service as Presiding Director upon his appointment as Non-Executive Chairman. There currently is no Presiding Director.

Restricted Cash Grant

The final restricted cash grant of $72,000 was made on January 29, 2010. After this final restricted grant, non-employee directors no longer receive restricted grants. The final restricted grant was cash-based and credited to a notional interest-bearing (at the prime rate) account that vested monthly over a three-year period and paid out in cash in equal amounts (i.e. approximately $24,000) on each of the first three anniversaries of the grant date. The final installment of the restricted grant was paid on January 29, 2013. As mentioned above, the annual cash retainer for each director who received a final restricted cash grant on January 29, 2010, was reduced by $24,000 per year for three years to offset the amount of the $72,000 final restricted grant.

Deferrals

A non-employee director may elect to defer receipt of all or a portion of his or her annual retainer and any meeting fees, as well as any cash payments made upon vesting of the restricted cash grant, pursuant to a valid deferral election. To the extent that any such cash payments are deferred, they are credited to a notional account and bear interest at an annual rate equal to the prime rate (as defined in the Outside Directors Compensation Plan). Non-employee directors may also elect to defer all or a portion of their annual stock retainer into deferred stock units.

In general, amounts deferred are paid to a non-employee director as of the earliest of:

•	the date elected by such director;

•	the date the director ceases to be a director; or

•	the date a change of control (as defined in the Outside Directors Compensation Plan) occurs.

Retainer, meeting fees and restricted cash amounts that are deferred are paid in cash in a single sum payment or, at the director’s election, in installments. Amounts of the stock grant that are deferred are paid in the form of shares of common stock in a lump sum or installments in accordance with the director’s election.

Stock Ownership Guidelines

The Company has a long-standing practice of having stock ownership guidelines for non-employee directors. In 2007, the Compensation Committee modified the guidelines to provide for specified share ownership levels rather than a value of share ownership based on a multiple of a director’s annual retainer. A similar change to a fixed share amount was also made to the management stock ownership guidelines. The management stock ownership guidelines are discussed in “Compensation Discussion and Analysis — Elements of Compensation — Management Stock Ownership Guidelines.” The stock ownership level of 13,000 shares must be achieved by each non-employee director within five years of becoming a director.

General

Directors who are also our employees receive no compensation for their services as directors except reimbursement of expenses incurred in attending meetings of our Board or Board committees.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of March 1, 2013 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock and ownership of RSUs by the persons or groups specified. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. The percentage calculations set forth in the table are based on 94,224,456 shares of common stock outstanding on March 1, 2013, rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

	Number of Shares of Common Stock Owned Beneficially	Percentage of Common Stock Owned Beneficially	Number of RSUs Owned(10)
5% Beneficial Owners:
BlackRock, Inc.(1)	7,222,335	7.7%	—
Marcato Capital Management LLC; Oskie Capital Management LLC(2)	5,653,026	6.0%	—
Robeco Investment Management, Inc.(3)	5,265,395	5.6%	—
Executive Officers and Directors:
Matthew J. Simoncini(4)(5)	7,165	*	91,402
Jeffrey H. Vanneste(4)	0	*	38,808
Raymond E. Scott(4)	7,173	*	34,092
Terrence B. Larkin(4)	7,173	*	34,092
Melvin L. Stephens(4)	15,778	*	26,558
Jason M. Cardew (4)	1,415	*	11,360
Thomas P. Capo(5)(6)	9,590	*
Jonathan F. Foster(5)(6)	10,950	*
Kathleen A. Ligocki(5)(7)	2,132	*
Conrad L. Mallett, Jr.(5)(8)	5,050	*
Donald L. Runkle(5)	13,050	*
Gregory C. Smith(5)	9,450	*
Henry D.G. Wallace(5)(9)	9,366	*
Total Executive Officers and Directors as a Group (16 individuals)	102,734	*	294,367

*	Less than 1%

(1)

Information contained in the table above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 8, 2013 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 7,222,335 shares, with sole dispositive power and sole voting power as to all such shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of the Company’s common stock. No one person’s interest in the Company’s common stock is more than five percent of the total outstanding common stock. BlackRock’s principal place of business is 40 East 52nd Street, New York, New York 10022.

(2)

Information contained in the table above and this footnote is based on a report on Schedule 13D/A filed with the SEC on March 1, 2013 by Marcato Capital Management LLC (“Marcato”) and Oskie Capital Management LLC (“Oskie”). Marcato and Oskie are the beneficial owners of 5,653,026 shares, with shared voting power and shared dispositive power as to all such shares. Marcato’s principal place of business is One Montgomery Street, Suite 3250, San Francisco, California 94104. Oskie’s principal place of business is 10 East 53rd Street, 31st Floor, New York, New York 10022.

(3)

Information contained in the table above and this footnote is based on a report on Schedule 13G filed with the SEC on February 7, 2013 by Robeco Investment Management, Inc. (“Robeco”), a registered investment adviser, with respect to shares held by Robeco for the discretionary account of certain clients. Robeco is the beneficial owner of 5,265,395 shares, with sole dispositive power as to all such shares and sole voting power as to 3,440,425 shares. To the knowledge of Robeco, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock, which represents more than 5% of the outstanding shares of common stock. Robeco’s principal place of business is One Beacon St., Boston, Massachusetts 02108.

(4)	The individual is a Named Executive Officer.

(5)	The individual is a director.

(6)	Includes 3,198 deferred stock units, which are fully vested and convert into shares of common stock on a 1-for-1 basis upon the earliest of the director’s departure from the Board, a change in control or the pre-established date elected by the director.

(7)	Includes 2,132 deferred stock units, which are fully vested and convert into shares of common stock on a 1-for-1 basis upon the earliest of the director’s departure from the Board, a change in control or the pre-established date elected by the director.

(8)	Includes 1,599 deferred stock units, which are fully vested and convert into shares of common stock on a 1-for-1 basis upon the earliest of the director’s departure from the Board, a change in control or the pre-established date elected by the director.

(9)	Includes 5,227 deferred stock units, which are fully vested and convert into shares of common stock on a 1-for-1 basis upon the earliest of the director’s departure from the Board, a change in control or the pre-established date elected by the director.

(10)	Includes the RSUs owned by our executive officers as of March 1, 2013. These RSUs are subject to all of the economic risks of stock ownership but may not be voted or sold and are subject to vesting provisions as set forth in the respective grant agreements.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2012, except that the sale of common stock by Conrad L. Mallett, Jr. on June 14, 2012, was inadvertently reported late on a Form 4 filed on July 10, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material elements of the compensation for our CEO, Chief Financial Officer and each of the other executive officers listed in the “2012 Summary Compensation Table” (collectively, the “Named Executive Officers”) during the year ended December 31, 2012. To assist in understanding compensation for 2012, we have included a discussion of our compensation policies and practices for periods before and after 2012 where relevant. To avoid repetition, in the discussion that follows we make occasional cross-references to specific compensation data and terms for our Named Executive Officers contained in “Executive Compensation.” In addition, because we have a global team of managers in 36 countries, our compensation program is designed to provide some common standards throughout the Company and, therefore, much of what is discussed below applies to executives in general and is not limited specifically to our Named Executive Officers.

Named Executive Officers

Our Named Executive Officers for 2012 are:

Matthew J. Simoncini, President and Chief Executive Officer

Jeffrey H. Vanneste, Senior Vice President and Chief Financial Officer

Raymond E. Scott, Executive Vice President and President, Seating

Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary

Melvin L. Stephens, Senior Vice President, Communications, Facilities and Investor Relations

Jason M. Cardew, Vice President and former Interim Chief Financial Officer

Executive Summary

We are a leading Tier 1 supplier to the global automotive industry. Our business spans all major automotive markets, and we supply our products to every major automotive manufacturer in the world. Our manufacturing, engineering and administrative footprint covers 36 countries and 221 locations, and we are continuing to expand into emerging markets as opportunities develop. We have a market median-based executive compensation program, which is closely linked to our Company’s performance.

We continued strong financial performance in 2012 by achieving our third consecutive year of higher sales and earnings per share. We continue to win new business globally and expect to benefit from investments that we are making in component capabilities and emerging markets. In addition, we accomplished several important leadership, strategic and operational objectives which position the Company well for the future.

Highlights of our 2012 performance and recent significant events include the following:

•	We have a balanced strategy of investing in our business while maintaining a strong and flexible balance sheet and returning cash to stockholders.

•

In 2012, we continued to grow sales (annual sales increased 3% to $14.6 billion) while continuing to expand our component capabilities in low cost and emerging markets. In addition, our 2013 to 2015 sales backlog stands at $1.8 billion.

•

We completed a strategic acquisition with the purchase of Guilford Mills, Inc., a leading global fabric provider whose expertise and operational strategies will compliment the Company’s seat cover capabilities while significantly strengthening our global fabric capabilities.

•	The Company’s total return to stockholders in 2012 was 19.3%, compared with 16.0% for the S&P 500.

•

Our financial performance exceeded the target performance levels under our incentive programs in the financial metrics of Free Cash Flow and Adjusted Return on Invested Capital (“Adjusted ROIC”), while Adjusted Operating Income performance registered slightly below the targeted level. The three-year (2010 to 2012) Adjusted ROIC results exceeded the maximum performance level for our 2010 Performance Units, as illustrated below (see “— 2012 Incentive Programs — Pay for Performance,”

“— 2012 Incentive Programs — Annual Incentives” and “— 2012 Incentive Programs — Long-Term Incentives” below for more information regarding these non-GAAP financial measures):

	Threshold	Target	Maximum	Actual
2012 Annual Incentive
Adjusted Operating Income	$612 million	$830 million	$1,038 million	$763 million
Free Cash Flow	$220 million	$290 million	$ 363 million	$291 million
2010 Performance Units — 2010-2012 (3-year period)
Adjusted ROIC	6.0%	8.8%	11.5%	14.3%

•

We initiated a three year, $400 million share repurchase program in February 2011, and subsequently increased the share repurchase authorization, first by $300 million in January 2012 and again by approximately $800 million in January 2013. In total, we returned $223 million to stockholders through share repurchases in 2012.

•

We introduced a quarterly cash dividend of $0.125 per share in the first quarter of 2011 (which was $0.25 per share before our 2-for-1 stock split in March 2011), which was increased to $0.14 per share in February 2012. We further increased our quarterly cash dividend by 21% in February 2013, to $0.17 per share.

•	In total, we returned $277 million to stockholders in 2012 through a combination of share repurchases and cash dividends.

•

We executed a bond offering in 2013, securing $500 million in additional cash on hand while also renegotiating our revolving credit facility, which provides for $1 billion in availability; furthermore, we have no significant debt maturities until 2018.

•	Standard & Poor’s increased our corporate credit rating.

The highlights of our 2012 executive compensation program resulting from our 2012 Company financial performance were as follows:

•

Incentive payouts were commensurate with our financial results. As illustrated below, annual incentive awards were earned at 92.8% of the targeted level and the final tranche (50% of the award opportunity) of the 2010-2012 cycle of long-term Performance Units were earned at the maximum (200% of target) level based on achievement of the financial goals outlined above.

	Target Payout %	Maximum Payout %	Actual % Earned
2012 Annual Incentive Award
Adjusted Operating Income (50% of award)	100%	200%	84.5%
Free Cash Flow (50% of award)	100%	200%	101.0%
	Total Annual Incentive Award		92.8%

	Target Payout %	Maximum Payout %	Actual % Earned
2010 Long-Term Performance Units (Final Tranche Covering 2010-2012 Period)
Adjusted ROIC	100%	200%	200%

•

Long-term incentive awards granted in February 2012 to our Named Executive Officers were solely in the form of equity to further link the interests of our executives with those of our stockholders. For 2012, we awarded share-based Performance Shares to represent 75% of the value of our long-term incentive award. We awarded Performance Shares in order to link our executives’ interests with those of our stockholders through our stock price while also rewarding executives based on our financial performance. The resulting grant mix for 2012 was 75% Performance Shares / 25% RSUs, based on grant date target award values.

We maintain several compensation program features and corporate governance practices to ensure a strong link between executive pay, Company performance and stockholder interests and to ensure that we have a fully competitive executive compensation program:

•

Effective as of February 7, 2013, the Company adopted a formal clawback policy that applies to all incentive based cash and equity compensation awards granted on or after the effective date to any current or former executive officer of the Company. See “— Clawback Policy” below for more information.

•

Effective as of February 7, 2013, the Company adopted a formal policy prohibiting officers and directors from (i) entering into hedging or monetization transactions involving our Company stock and (ii) holding our Company stock in a margin account or pledging our Company stock as collateral for a loan. See “— Hedging/Pledging Policy” below for more information.

•

Our Compensation Committee has engaged an independent compensation consultant, Pay Governance, to assist with the ongoing review of our executive compensation program to ensure that our program is competitive and appropriate given the Company’s objectives and prevailing market practices.

•

Annually, we review key elements of our executive compensation program, pay tally sheets, a summary of market practices and emerging trends, and discuss potential implications to the Company in the context of our business strategy and talent needs.

•

As shown in the charts below for our 2012 target total direct compensation opportunity (base salary plus target incentive opportunities, excluding Career Share awards, which are discussed in “— Elements of Compensation — Retirement Plan Benefits — Career Shares” below), the majority of Named Executive Officer compensation is performance-based, which is only earned if specific annual or multi-year financial goals are achieved or exceeded. As shown below, over 75% of our Named Executive Officers’ compensation is variable, including long-term RSU awards (whose values rise and fall with our stock price) and performance-based awards such as annual incentive awards and long-term performance share awards, which are dependent on achievement of specified financial performance goals.

2012 Total Direct Compensation Allocation (Assuming Performance-Based Components at Target)

•

The Compensation Committee closely monitors the composition and mix of performance measures in our annual and long-term incentive programs to ensure that our executive compensation program is aligned with our business strategy and financial results and competitive with comparator companies. We use multiple balanced and coordinated financial performance measures in our incentive plans with different measures used in the annual and long-term incentive plans.

•	Our Named Executive Officers and other senior executives are subject to stock ownership guidelines.

•

We annually complete a comprehensive compensation risk assessment with assistance from our outside legal counsel and Pay Governance. The most recent assessment reaffirmed that our pay practices and metrics do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

In 2011 and 2012, we did not amend or enter into any new employment agreements containing excise tax gross-up provisions. In fact, in 2011 we eliminated the excise tax gross-up provision from Mr. Simoncini’s and Robert E. Rossiter’s (our former CEO) amended and restated employment agreements entered into in connection with the CEO succession.

•

Additionally, beginning in 2011, we made a commitment not to enter into any future employment agreements containing excise tax gross-ups, and the new employment agreement we entered into with Mr. Vanneste in 2012 does not contain an excise tax gross-up provision.

•	We do not pay any tax gross-ups on perquisites.

•

Effective January 1, 2012, we eliminated a separate annual perquisite allowance by adding this amount to the base salary of our Named Executive Officers. However, for purposes of determining incentive awards in 2012 and 2013, which are specified as a multiple of salary, the prior perquisite amount is excluded.

•

We eliminated personal use of our corporate aircraft for Named Executive Officers, except with respect to the CEO, who may have very limited personal use of corporate aircraft, subject to the approval of the Chairman of the Board or Chairman of the Compensation Committee.

As we move forward through challenging industry and economic conditions, we will continue to monitor our executive compensation programs and consider appropriate modifications that will allow us to drive achievement of our business strategy and targeted financial results, meet our talent needs and maintain fully-competitive compensation programs and practices to maximize long-term stockholder value.

2012 Advisory Vote on Executive Compensation

The Compensation Committee reviewed the results of the 2012 stockholder advisory vote on Named Executive Officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Since a substantial majority (over 97%) of our stockholders approved the compensation program described in our 2012 Proxy Statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Executive Compensation Philosophy and Objectives

The objectives of our compensation policies are to:

•	optimize profitability, cash flow and revenue growth;

•	link the interests of management with those of stockholders;

•	align management’s compensation with our business strategy and compensation philosophy;

•	provide management with incentives for excellence in individual performance;

•	maintain a strong link between executive pay and Company performance;

•	promote teamwork within our group of global managers (our “One Lear” concept); and

•	attract, reward and retain the best available executive talent.

To achieve these objectives, we believe that the total compensation program for executive officers should consist of the following:

•	base salary;

•	annual incentives;

•	long-term incentives;

•	retirement plan benefits;

•	certain health, welfare and other benefits; and

•	termination/change in control benefits.

The Compensation Committee routinely reviews the elements noted above, which are designed to both attract and retain executives while also providing proper incentives for performance. In general, the Compensation Committee monitors compensation levels to ensure that a higher proportion of an executive’s total compensation is awarded in the form of variable and performance-based components (dependent on Company performance) as the executive’s responsibilities increase. The Compensation Committee selects the specific form of compensation within each of the above-referenced elements based on competitive industry practices, the cost to the Company versus the benefit provided to the recipient, the impact of accounting and tax rules and other relevant factors. Fundamentally, we target the amounts of each element of our executive compensation program to be, on average, at or near the market median. Actual compensation earned can be above or below the median commensurate with individual and Company performance.

Benchmarking

General

To ensure that our executive compensation program is competitive in the marketplace, we have historically benchmarked ourselves against a comparator group of broad industrial companies, including automotive suppliers. In addition to pay benchmarking, other factors (including our business strategy, talent needs, cost, etc.) are considered in setting target pay and incentive levels. In late 2011, we reviewed a comprehensive survey of these comparator group companies which was prepared by Pay Governance, the Compensation Committee’s independent consultant. In determining our comparator group, we focus on companies with global operations of more than $1 billion in revenue and strive for a consistent group of companies from year to year; however, we delete and replace companies when changes in comparators make them inappropriate. We also strive to select comparator group companies that participate in the annual executive compensation surveys, allowing for analysis of relevant data. For the 2012 analysis, this broad industrial group consisted of 40 companies (listed below) with median revenues of $12.9 billion, which participated in the Towers Watson 2011 CDB General Industry Executive Compensation Survey Report (the “Survey”). Although this group is generally consistent in its composition from year to year, companies may be added or removed from the list based on their willingness to participate in the annual compensation surveys or based on significant business changes such as mergers, acquisitions or bankruptcies. For 2012, four companies were added that met the selection criteria and participated in the Survey (BorgWarner, Illinois Tool Works, Meritor and Timken) and two companies were removed (Deere, which had not participated in the Survey, and Motorola, which separated into two companies).

The Compensation Committee targets base salaries, annual incentive awards, long-term incentive awards and total direct compensation of our executives at the median of the comparator group, on average. Actual compensation will vary based on such factors as external business conditions, the Company’s actual financial performance, an individual executive’s performance, and achievement of specified management objectives.

Overall performance may result in actual compensation levels that are more or less than the target. For 2012, the base salaries, targeted annual incentive awards, targeted long-term incentive awards and targeted total direct compensation for our Named Executive Officers were, on average, market competitive with the median level for comparable positions within our comparator group.

We believe that the broad industrial comparator group listed below is the most representative of the market in which we compete for executive talent. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are seeking the best executive talent available and many of our executives possess transferable skills. The broad industrial group also provides more robust and position-specific data than a group solely consisting of automotive suppliers, which allows the same comparator group to be used for pay benchmarking below the officer level and reduces the volatility, or year-over-year change, in the position-specific market data.

The comparator group for the 2011 comprehensive survey (used in 2012) is shown in the table below:

• 3M Company	• Masco
• Alcoa	• Meritor
• Ball Corporation	• Navistar International
• Boeing	• Northrop Grumman
• BorgWarner Inc.	• Oshkosh Truck
• Caterpillar	• Parker Hannifin
• Dana Holding Corporation	• PPG Industries
• Eaton Corporation	• Rockwell Automation
• Emerson Electric	• Rockwell Collins
• Federal-Mogul Corporation	• Schlumberger
• General Dynamics	• SPX Corp.
• Goodrich	• Terex
• Goodyear Tire & Rubber	• Textron
• Harley-Davidson	• Timken Co.
• Honeywell	• TRW Automotive Holdings Corp.
• Illinois Tool Works	• United States Steel
• Ingersoll-Rand Plc	• United Technologies
• ITT Corporation	• USG
• Johnson Controls, Inc.	• Visteon Corporation
• Lockheed Martin	• Whirlpool

The Compensation Committee took the results of the Survey into consideration in its 2012 compensation actions and in approving the 2012 awards.

Total Compensation Review

The Compensation Committee regularly reviews materials setting forth the various components of compensation for our Named Executive Officers. These materials include a specific review of dollar amounts for salary, annual incentive and long-term incentive compensation, and, with respect to our qualified and non-qualified executive retirement plans, outstanding balances and the actual projected payout obligations. These materials also contain potential payment obligations under our executive employment agreements, including an analysis of the resulting impact created by a change in control of the Company. The Compensation Committee reviews total compensation summaries or tally sheets for our executive officers on an annual basis. Tally sheets provide for an overall assessment of our compensation program while ensuring the proper linkage to financial performance and total stockholder returns. In addition, although each component is assessed independently, the total complement of the components must work in harmony to achieve a proper balance, which, in turn, helps manage compensation risk.

Role of Management in Setting Compensation Levels

Our human resources executives and staff support the Compensation Committee in its work. These members of management work with the compensation consultant whose engagement has been approved by the Compensation Committee, and with accountants, legal counsel and other advisors, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. The Compensation Committee has engaged Pay Governance as its independent compensation consultant, and, for most compensation topics for which the Compensation Committee is responsible, it has directed Pay Governance to work with management to develop recommendations that reflect the Compensation Committee’s objectives for the compensation program. The Compensation Committee has final authority to approve, modify or reject these recommendations and to make its decisions in executive session. Mr. Simoncini, our President and Chief Executive Officer, generally does not attend meetings of the Compensation Committee. However, if he does attend, he may provide input with respect to compensation of the executive officers (other than himself) but is otherwise not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. While our Chief Financial Officer, General Counsel, Senior Vice President of Human Resources and other members of our human resources management attend such meetings to provide information, present material to the Compensation Committee and answer related questions, they are not involved in decisions of the Compensation Committee affecting the compensation of our executive officers. The Compensation Committee typically meets in executive session after each of its regularly scheduled meetings to discuss and make executive compensation decisions.

Discretion of Compensation Committee

The Compensation Committee generally has the discretion to make awards under our incentive plans to our executive officers, including the Named Executive Officers. The Compensation Committee did not otherwise exercise discretion in 2012 to increase or reduce the size of any award or to award compensation when a performance goal was not achieved. Under the terms of the Company’s Annual Incentive Plan (“AIP”) and other performance awards, the Compensation Committee may exercise negative discretion to reduce awards.

Elements of Compensation

The elements of our executive compensation program consist of a base salary, annual incentives, long-term incentives (consisting of equity-based RSUs and Performance Shares and, formerly, cash-settled Performance Units), retirement plan benefits, termination/change in control benefits, and certain health, welfare and other benefits. A narrative description of each element of compensation follows.

Base Salary

Base salaries are paid to our executive officers as a foundational element in order to provide a steady stream of current income. Base salary is also used as a measure for other elements of our compensation program. For example, annual incentive targets in 2012 were set as a percentage of base salary. Because the amount of base salary can establish the range of potential compensation for other elements, we take special care in establishing a base salary that is competitive and at a level commensurate with an executive’s experience, performance and job responsibilities.

Base salaries for our executive officers are targeted, on average, around the median level for comparable positions within our comparator group. On an annual basis, we review respective responsibilities, individual performance, the Company’s business performance and base salary levels for senior executives at companies within our comparator group. Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and considering internal pay equity and their experience relative to industry peers. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Merit increases in base salary for our senior executives are also determined by the results of the Board’s annual leadership review. At this review, our CEO assesses the performance of our top executives and presents his perspectives to our Board. Our CEO’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives. Other than as a result of the aforementioned incorporation of the perquisite allowance into the Named Executive Officers’ base salaries (and Mr. Cardew’s base salary increase, described below), the annual base salaries of our Named Executive Officers were not increased in 2012. As previously disclosed, in recognition of his increased duties and contributions to the Company as our Interim Chief Financial Officer, the Compensation Committee increased Mr. Cardew’s base salary to $436,000 in February 2012.

2012 Incentive Programs

Pay for Performance

The Company’s annual and long-term incentive award opportunities directly connect executive compensation to Company performance. All of the annual incentive opportunity and the majority (75%) of the long-term incentive opportunity are determined based on specific performance measures that drive achievement of our business strategy while ensuring sharp focus on critical results. RSUs make up the remaining portion (25%) of our 2012 long-term incentive awards and derive their value from our stock price and dividends. In order to drive profitable growth with efficient capital management, we selected four complementary performance measures (which assess earnings, cash flow and capital management over annual or three-year periods) to use in our incentive plans for 2012:

•	Adjusted Operating Income (50% of annual incentive opportunity)

•	Pretax income before equity income, interest, other expense, restructuring costs and other special items.

•	Adjusted Operating Income is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize earnings from current operations.

•	Free Cash Flow (50% of annual incentive opportunity)

•	Net cash provided by operating activities, less adjusted capital expenditures. Adjusted capital expenditures represent capital expenditures, net of related insurance proceeds.

•	Free Cash Flow is a well understood operating metric that can be influenced by all levels of employees of the Company.

•	Provides motivation to maximize cash flow through earnings and appropriate management of working capital and investments.

•	Adjusted Return on Invested Capital (ROIC) (2/3 of long-term Performance Shares)

•	Based on Adjusted Operating Income and average invested capital for performance increments over the three-year performance period (2012-2014).

•	Focuses on the quality of earnings as measured by return from total capital invested in the business.

•	Provides long-term focus on generating adequate returns balanced by the goal of profitable growth embedded in the annual incentive performance measures.

•	Cumulative Pre-Tax Income (1/3 of long-term Performance Shares)

•	Based on cumulative pre-tax income over the three-year performance period (2012-2014).

•	Focuses on earnings generated from products sold, encouraging profitable revenue growth and efficient management of costs over time.

Annual Incentives

Our executive officers participate in the AIP. Under the AIP, the Compensation Committee provides annual cash incentive award opportunities for the achievement of financial performance goals considered important to the Company’s future success. Awards, if earned, are typically made early each year based on our performance achieved in the prior fiscal year.

Target Annual Incentive.    Each Named Executive Officer is assigned an annual target opportunity under the AIP expressed as a percentage of such officer’s base salary. An executive’s target annual incentive percentage generally increases as his or her ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his variable compensation in the form of an annual incentive, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation.

The target opportunity for Mr. Simoncini in 2012 was 125%. For each of Messrs. Vanneste, Scott, Larkin and Stephens the target opportunity was 80%. The target opportunity for Mr. Cardew was 50%. The Compensation Committee assessed the competitiveness of the annual incentive targets in late 2011, with the assistance of its independent compensation consultant, and for 2012, the target annual incentive opportunities, on average, approximated the median levels within our industrial comparator group.

Measures.    The target opportunity for 2012 performance was based 50% on the achievement of certain levels of Adjusted Operating Income and 50% on the achievement of certain levels of Free Cash Flow. These measures were used because they are highly visible and important measures of operating performance that are relied upon by investors. The 2012 threshold, target and maximum levels of these measures were set at $612 million, $830 million and $1,038 million, respectively, for Adjusted Operating Income, and $220 million, $290 million and $363 million, respectively, for Free Cash Flow. The target goals of Adjusted Operating Income and Free Cash Flow were set based on the budget/forecast for the period reflecting a level of performance which at the time was anticipated to be challenging but achievable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed a 200% target award was warranted. If threshold, target or maximum Adjusted Operating Income and Free Cash Flow goals were attained in 2012, 50%, 100% or 200% of the target incentive amount for each executive, respectively, would be earned (subject to an overall limit of 250% of base salary under our AIP) as illustrated below:

Level	Adjusted Operating Income (millions)	% applied to 1/2 of Target Opportunity	Free Cash Flow (millions)	% applied to 1/2 of Target Opportunity
Maximum	$1,038	200%	$363	200%
Target	830	100%	290	100%
Threshold	612	50%	220	50%

Results.    Our 2012 Adjusted Operating Income was $763 million and our Free Cash Flow was $291 million, which resulted in annual incentive awards being earned at 92.8% of target. Adjusted Operating Income and Free Cash Flow are non-GAAP measures, each of which is defined above in “— 2012 Incentive Programs — Pay for Performance.” The resulting annual incentive amounts earned by our Named Executive Officers were as follows:

2012 Annual Incentives

	Target Opportunity (as % of Base)(1)	Target Amount ($)	Actual Performance (%)	2012 Incentive Amount ($)
Matthew J. Simoncini	125%	$1,375,000	92.8%	$1,276,000
Jeffrey H. Vanneste	80%(2)	$ 500,000	92.8%	$464,000
Raymond E. Scott	80%	$ 598,400	92.8%	$555,315
Terrence B. Larkin	80%	$ 598,400	92.8%	$555,315
Melvin L. Stephens	80%	$ 472,000	92.8%	$438,016
Jason M. Cardew	50%	$ 200,000	92.8%	$185,600

(1)	As discussed above, base salary for purposes of determining target incentive opportunity does not include the former perquisite allowance, which was incorporated into base salary for 2012.

(2)	Per Mr. Vanneste’s employment agreement, his 2012 target bonus is based on 80% of a complete year of his base salary.

Long-Term Incentives

The long-term incentive component of our executive compensation program is designed to provide our senior management with performance-based components, to drive superior long-term performance and to align the interests of our senior management with those of our stockholders. To achieve these goals, we have adopted a “portfolio” approach that recognizes the strengths and weaknesses that various forms of long-term incentives provide.

Upon the effectiveness of our chapter 11 plan of reorganization, all then-outstanding shares of our common stock were cancelled for no value, as were our prior equity incentive plan and all equity-based awards and performance awards thereunder. Upon emergence from chapter 11 bankruptcy proceedings in November 2009, we established a new equity incentive plan (the Lear Corporation 2009 Long-Term Stock Incentive Plan (“LTSIP”)), which was approved by our key chapter 11 stakeholders and the bankruptcy court.

2012 Awards.    On February 9, 2012, the Compensation Committee approved the 2012 long-term incentive program, pursuant to which awards consisting of RSUs and equity-based Performance Shares were granted under the 2009 LTSIP to certain officers and key employees, including to the Named Executive Officers. These awards generally were structured, consistent with market practices, such that recipients received 75% of the total target award value in the form of Performance Shares and the remaining 25% in time-based RSUs. The specific amounts of these awards are shown in the “2012 Grants of Plan-Based Awards” table.

The RSUs vest and are paid in shares of Lear common stock on the third anniversary of the grant date in accordance with the RSU terms and conditions. Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income during the three-year period ending December 31, 2014. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. The target levels of Adjusted ROIC and Cumulative Pre-Tax Income performance were set based on the forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold level was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set significantly above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed a 200% target award was warranted. If threshold, target or maximum performance goals are attained upon completion of the three-year performance period, 50%, 100% or 200% of the target amount of Performance Shares, respectively, may be earned. Performance Shares, if earned, are payable in shares of Lear common stock on a one-for-one basis.

Consistent with our objective of attracting and retaining the best available executive talent, the total potential target awards for the Named Executive Officer group were set, on average, to approximate the median long-term incentive level within our comparator group.

2011 Awards.    On February 16, 2011, the Compensation Committee approved the 2011 long-term incentive program, pursuant to which awards consisting of RSUs and equity-based Performance Shares were granted under the 2009 LTSIP to certain officers and key employees, including to the Named Executive Officers. These awards generally were structured, consistent with market practices, such that recipients received 75% of the total award value in the form of Performance Shares and the remaining 25% in time-based RSUs. These awards remain outstanding, vest over the three-year period ending December 31, 2013 and are subject to terms substantially similar to the 2012 awards described above. The target levels of Adjusted ROIC and Cumulative Pre-Tax Income performance were set based on the forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable.

Vesting of 2010 Performance Unit Awards.    In 2010, each of Messrs. Simoncini, Scott and Larkin received a target Performance Unit award of $1,104,000, Mr. Stephens received $948,750 and Mr. Cardew received $225,000. Payment of each Performance Unit award was contingent on the Company attaining certain levels of performance in the three performance periods (1-year period for 2010, 2-year period for 2010-2011, and 3-year period for 2010-2012). For each period, performance was measured based on the Company’s Adjusted ROIC. Twenty-five percent (25%) of the Performance Unit award could be earned for each of the 1-year and 2-year periods, and fifty percent (50%) of the award could be earned for the 3-year period. If threshold, target or maximum performance goals were attained in a performance period, 50%, 100% or 200% of the target amount, respectively, could be earned as illustrated below:

2010 Performance Units

% of Target Award Per Period

Level	2010	2010-2011	2010-2012
Maximum	50%	50%	100%
Target	25%	25%	50%
Threshold	12.5%	12.5%	25%

For the 2010-2012 performance period, the threshold, target and maximum Adjusted ROIC levels were 6.0%, 8.8%, and 11.5%, respectively. Our actual Adjusted ROIC for 2010-2012 was 14.3%, which resulted in 50% of the Performance Unit awards being earned at 200% of the target level. Adjusted ROIC is a non-GAAP measure. Adjusted ROIC, in general, consists of Adjusted Operating Income (as defined in “— 2012 Incentive Programs — Annual Incentives” above) after taxes (assuming the highest U.S. Federal corporate income tax rate of 35 percent), divided by average invested capital during the fiscal year. Average invested capital consists of total assets, less accounts payable and drafts and accrued liabilities, and certain other adjustments. The resulting amounts earned by our Named Executive Officers were (which amounts varied slightly from the targeted maximum amounts due to rounding): $1,103,970 for each of Messrs. Simoncini, Scott and Larkin, $948,710 for Mr. Stephens and $224,980 for Mr. Cardew. Goals for the three performance periods commencing in 2010 under the Performance Unit Awards were set based on our strategic plan and with the objective of annually increasing Adjusted ROIC results while striving to exceed the Company’s cost of capital by 2012.

2010-2012 Performance Units

	Target Opportunity (as % of Award)	Target Amount* ($)	Actual Performance (%)	2010-2012 Performance Unit Amount* ($)
Matthew J. Simoncini	50%	$551,950	200%	$1,103,970
Jeffrey H. Vanneste	—	—	—	—
Raymond E. Scott	50%	$551,950	200%	$1,103,970
Terrence B. Larkin	50%	$551,950	200%	$1,103,970
Melvin L. Stephens	50%	$474,320	200%	$ 948,710
Jason M. Cardew	50%	$112,490	200%	$ 224,980

*	Precise amounts may vary slightly due to rounding.

Management Stock Ownership Guidelines

The Compensation Committee has a long-standing practice of having stock ownership guidelines providing that our officers achieve, within five years of reaching officer status, specified stock ownership levels, based on a multiple of such officer’s base salary. In 2007, the Compensation Committee modified the guidelines to provide for specified share or share-equivalent ownership levels rather than a value of share ownership based on a multiple of an executive’s base salary. This change mitigates the effect of stock price volatility and retains, as a fundamental objective, significant stock ownership by senior management. The stock ownership guidelines were intended to create a strong link between our long-term success and the ultimate compensation of our officers. Compliance with the guidelines is determined each year. If an executive does not comply with the guidelines (which are subject to certain transition rules), the Company may pay up to 50% of his annual incentive award in the form of restricted stock until he is in compliance. The stock ownership levels which must be achieved by our senior officers within the five-year period (subject to certain transition rules) are as follows:

Position	Required Share Ownership Level (shares)
Chief Executive Officer	250,000
Executive Vice Presidents	100,000
Senior Vice Presidents	70,000
Vice Presidents	30,000

As a result of our chapter 11 restructuring completed in November 2009, all of our shares of common stock then outstanding, including those owned by our senior officers, were cancelled and, as noted above, all equity awards and performance awards granted under our prior incentive compensation plans also were cancelled. Following our chapter 11 restructuring, current executives were given five years to comply with the stock ownership guidelines. Share ownership targets for executives reaching age 60 are reduced by 10% annually through age 65. Our stock ownership guidelines were established in 2009 based upon then-existing market conditions and are reviewed periodically to ensure ongoing market competitiveness while also considering significant changes in our stock price.

Equity Award Policy

We do not time the grant of equity awards in coordination with the release of material non-public information. Our equity awards are generally approved and effective on the dates of our regularly scheduled Compensation Committee meetings. The Compensation Committee has approved and formalized our equity award policy. It provides that the effective grant date of equity awards must be either the date of Compensation Committee or other committee approval or some future date specifically identified in such approval. The exercise price of stock options and grant price of Stock Appreciation Rights shall be the closing market price of our common stock on the grant date. The Compensation Committee must approve all awards to our executive officers. An aggregate award pool to non-executive officers may be approved by the Compensation Committee and allocated to individuals by a committee consisting of the CEO and the Chairman of the Compensation Committee. The policy also allows the Compensation Committee to delegate to the CEO the ability to grant equity awards to non-executive officer employees who are newly hired or promoted or deemed to be deserving of special retention or recognition awards. Such awards are generally to be on the Company’s standard RSU terms and conditions.

Retirement Plan Benefits

Our Named Executive Officers participate in our retirement savings plan, qualified pension plan, pension equalization plan and supplemental savings plan, as eligible. The general terms of these plans and formulas for calculating benefits thereunder are summarized following the 2012 Summary Compensation Table, 2012 Pension Benefits table and 2012 Nonqualified Deferred Compensation table, respectively, in “Executive Compensation.” These benefits provide rewards for long-term service to the Company and an income source in an executive’s post-employment years. In 2006, we elected to freeze our salaried defined benefit pension plan for all participants effective December 31, 2006 and established a new Pension Savings Plan component under the defined contribution retirement plan effective January 1, 2007 (and a corresponding non-qualified benefit component). This action also resulted in the Company-wide freeze of benefit accruals under the Lear Corporation Pension Equalization Program and a related portion of the Lear Corporation Executive Supplemental Savings Plan (now called the Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan)) (collectively, the “SERP”).

Thereafter, in December 2007, the Compensation Committee approved further amendments to the SERP to (i) comply with changes in the tax laws (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) (the “Internal Revenue Code”) governing the permitted timing of distributions from non-qualified deferred compensation plans such as the SERP and (ii) provide for the payment of vested benefits to SERP participants in equal installments over a 5-year period beginning at age 60. As described above, we also elected to wind down our non-qualified deferred compensation program under the Executive Supplemental Savings Plan (now called the Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan)) (the “ESSP”). This program had traditionally been a low-cost vehicle under which executives could defer salary and annual incentive payments above limits prescribed by the IRS and earn a fixed rate of interest. In recent years, the program’s popularity had decreased (due in part to the lack of diverse investment alternatives), and the increased burdens (and costs) of administering the program under the new IRS deferred compensation regulations made the program more costly.

Salaried Retirement Restoration Program Amendment.    On November 14, 2012, the Compensation Committee approved an amendment and restatement of the Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan). The amendment renamed the plan to its current name and, for participants whose deferrals and/or Company matching contributions are limited by the Internal Revenue Code under the qualified 401(k) plan, reinstated, effective January 1, 2013, non-qualified elective deferrals of salary and annual incentive award/bonus and associated Company matching contributions into the plan.

Career Shares.    On November 14, 2012, the Compensation Committee approved the award of “Career Shares” to certain executives, including each of the Named Executive Officers. The Career Shares are awards of RSUs that vest on the third anniversary of the grant date, but whose underlying shares are not generally distributed until after retirement. This delayed distribution feature is a key component of the award, which is intended to both enhance retention and reward long periods of service to the Company. Accordingly, all RSUs (vested and unvested) are forfeited by the executive upon a voluntary termination by the executive prior to the qualifying retirement date (i.e., the date that the executive reaches age 62 or completes ten years of service on or after age 55) or for violating non-compete and non-solicitation covenants prior to distribution of the shares. If the executive has a qualifying retirement or is terminated without “cause” or resigns for “good reason,” in each case within 24 months of the vesting date, the RSUs will continue to vest as originally scheduled. See “Executive Compensation — 2012 Grants of Plan-Based Awards — Career Shares” for more information regarding the vesting and distribution of Career Shares.

The Career Share awards were designed to attract, retain and reward executives who provide long periods of service to the Company. The amounts of the Career Share awards were as follows: Mr. Simoncini, 12,376 RSUs; Mr. Vanneste, 3,960 RSUs; Mr. Scott, 4,950 RSUs; Mr. Larkin, 4,950 RSUs; Mr. Stephens, 2,970 RSUs; and Mr. Cardew, 2,475 RSUs. The amount of each executive’s Career Share award in 2012 was determined as an increment toward the projected goal of making the Company’s executive retirement benefits more competitive over time. In conducting its ongoing analysis of the Company’s total executive compensation components, the Compensation Committee’s consultant, Pay Governance, had indicated that the Company’s executive retirement benefits lagged behind those of executives at the Company’s comparator group companies. This finding was verified by Frederic W. Cook & Co., Inc. and Mercer, which were retained by the Company management to assist in recommending a program to the Compensation Committee and its consultant to address the shortfall. The Compensation Committee will consider annually, in its discretion, whether to award Career Shares for that year.

Employment Agreements/Termination/Change in Control Benefits

As described in detail and quantified in “Executive Compensation — Potential Payments Upon Termination or Change in Control,” our Named Executive Officers receive certain benefits under their employment agreements upon their termination by the Company without cause or upon their resignation for good reason, including such terminations following a change in control of the Company. They also receive, as do all employees who hold equity awards, accelerated or pro-rata vesting of equity awards upon a change in control of the Company. These benefits are intended to ensure that members of senior management are not influenced by their personal situations and are able to be objective in evaluating a potential change in control transaction. In addition, the benefits associated with early vesting of equity awards protect employees in the event of a change in control and ensure an orderly transition of leadership. The Compensation Committee regularly reviews termination and change in control benefits and continues to believe that the severance benefits in connection with certain terminations of employment and the accelerated equity award vesting for all participants upon a change in control constitute reasonable levels of protection for our executives.

As previously disclosed, in connection with his appointment, the Company entered into an employment agreement with Mr. Vanneste on terms generally consistent with those for the Company’s other senior executives. His employment agreement does not provide for any change in control excise tax gross-up payments.

Mr. Vanneste is eligible for awards under our incentive plans and to participate in the Company’s other benefit plans and programs, in effect from time to time, and, initially for 2012, received the annual equity-based awards of Performance Shares (for the 2012-2014 performance period) and RSUs commensurate with the Senior Vice President position when he commenced employment with the Company. The Performance Shares and the RSUs are subject to the Company’s standard terms and conditions, with the RSUs vesting on February 9, 2015. In addition, in consideration of incentive compensation that was forfeited by Mr. Vanneste upon his resignation from International Automotive Components Group North America, LLC (“IAC”), Mr. Vanneste was entitled to a cash bonus of $175,000 payable in April 2012, and was awarded two supplemental grants of RSUs when he commenced employment with the Company as follows: (i) an RSU award with a grant date value of $500,000, vesting on April 15, 2014; and (ii) an RSU award with a grant date value of $300,000, vesting in two equal tranches on April 15, 2014 and April 15, 2015.

Health, Welfare and Certain Other Benefits

To remain competitive in the market for a high-caliber management team, the Company has traditionally provided its executive officers, including our Chief Executive Officer, with health, welfare and other fringe benefits. Beginning in 2012, the Company no longer provides a perquisite allowance for Named Executive Officers, as described above. In addition, personal use of our corporate aircraft has been eliminated except with respect to our Chief Executive Officer in very limited circumstances, with approval of the Chairman of the Board or Chairman of the Compensation Committee. The Company does not provide tax gross-up payments for the imputed income associated with perquisites.

Chief Executive Officer Compensation

In connection with the CEO transition, on August 9, 2011, the Company and Mr. Simoncini entered into an Amended and Restated Employment Agreement, effective September 1, 2011. Pursuant to his employment agreement, Mr. Simoncini initially received an annual base salary of $1,100,000, which was later supplemented with the incorporation of the perquisite allowance noted above. His agreement provides for severance benefits equal to two times his base salary and target annual incentive amount upon his termination by the Company without cause or upon his resignation for good reason and restrictive covenants relating to non-competition, confidential information and nonsolicitation of the Company’s employees and customers. Mr. Simoncini’s agreement does not provide for change in control excise tax gross-up payments. Mr. Simoncini is eligible for awards under the Company’s annual and long-term incentive plans and to participate in the Company’s other benefit plans and programs, in effect from time to time. His target annual incentive compensation is equal to 125% of his initial annual base salary.

Our CEO has traditionally received a lower percentage of his total compensation in the form of fixed amounts like base salary relative to our other executives in order to link more closely his compensation to the performance of the Company. Additionally, our CEO’s required stock ownership level has been and continues to be greater than that of our other executives under our stock ownership guidelines.

Base salaries for our executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position. In this regard, the Compensation Committee also considers the compensation practices and financial performance of companies within the comparator group. Our Compensation Committee uses this data as a factor in determining whether, and the extent to which, it will approve an annual merit salary increase for each of our executive officers. Our CEO’s base salary and total compensation are reviewed by the Compensation Committee following the annual CEO performance review. Generally in February of each year, the CEO provides to the Compensation Committee his goals and objectives for the upcoming year, and the Compensation Committee evaluates his performance for the prior year against the prior year’s goals and objectives.

Clawback Policy

Effective as of February 7, 2013, the Company adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will recover from such Covered Recipient who received Incentive Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Covered Recipient under the accounting restatement.

The Clawback Policy is administered by the Compensation Committee, which has the sole discretion in making all determinations under the Clawback Policy. The Clawback Policy will be interpreted and administered (and, as necessary, amended to be) consistent with the applicable requirements of Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any official guidance issued thereunder.

Hedging/Pledging Policy

Effective as of February 7, 2013, the Company adopted a formal policy prohibiting officers and directors from (i) entering into hedging or monetization transactions involving our Company stock and (ii) holding our Company stock in a margin account or pledging our Company stock as collateral for a loan. Exceptions to the pledging prohibition may be granted by the General Counsel upon two weeks’ advance notice if the person clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

Tax Treatment of Executive Compensation

One of the factors the Compensation Committee considers when determining compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code disallows the deduction of non-performance based compensation in excess of $1,000,000 paid to the Chief Executive Officer (or an individual acting in such a capacity), and the three next highest compensated officers other than the Chief Financial Officer (or an individual acting in such a capacity) appearing in the 2012 Summary Compensation Table. The Compensation Committee generally considers this limit when determining compensation; however, there are instances in which the Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. For example, in 2011 the Compensation Committee chose to increase Mr. Simoncini’s salary to $1,100,000, thereby making a total of $100,000 of it non-deductible to the Company. In making this decision, the Compensation Committee weighed the cost of this non-deductible compensation against the benefit of awarding competitive compensation to our Chief Executive Officer.

The Company has taken actions to both amend its plans and to operate its plans in compliance with the requirements of Internal Revenue Code Section 409A. Under Section 409A, amounts deferred by or on behalf of an executive officer under a nonqualified deferred compensation plan (such as the Pension Equalization Program or Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan)) may be included in gross income when deferred and subject to a 20% additional federal tax plus additional interest, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer the Pension Equalization Program, Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan), and other applicable plans and awards consistent with Section 409A requirements.

Impact of Accounting Treatment

We have generally considered the accounting treatment of various forms of awards in determining the components of our overall compensation program. We have generally sought to grant stock-settled equity awards to executives, which receive fixed accounting treatment, as opposed to cash-settled equity awards, which receive variable accounting treatment. We intend to continue to evaluate these factors in the future.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company and its subsidiaries in all capacities of the Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers during the last completed fiscal year. The footnotes accompanying the 2012 Summary Compensation Table generally explain amounts reported for 2012, unless otherwise noted. In accordance with SEC rules, 2010 and 2011 compensation is not presented for Mr. Vanneste because he was not a Named Executive Officer in those years and 2010 compensation is not presented for Messrs. Stephens and Cardew because they were not Named Executive Officers in that year.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Year(b)	Salary(c)	Bonus (1)(d)	Stock Awards(2)(e)		Option Awards(f)	Non-Equity Incentive Plan Compensation(3)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(h)	All Other Compensation(5)(i)	Total Compensation(6)(j)
Matthew J. Simoncini,	2012	$1,182,500	$—	$6,329,938		$—	$2,379,970	$ 40,093	$ 208,073	$ 10,140,574
President and Chief Executive Officer	2011	$813,333	$—	$3,130,731		$—	$1,562,601	$ 80,404	$ 194,830	$ 5,781,899
	2010	$653,333	$—	$367,950		$—	$1,607,950	$ 29,230	$ 167,639	$ 2,826,102

Jeffrey H. Vanneste,	2012	$531,901	$175,000	$2,647,434	(7)	$—	$ 464,000	$ 84,553	$ 65,933	$ 3,968,821
Chief Financial Officer and Senior Vice President

Raymond E. Scott,	2012	$804,100	$—	$2,219,494		$—	$1,659,285	$148,326	$ 143,660	$ 4,974,865
Executive Vice President and President, Seating	2011	$682,864	$—	$1,781,747		$—	$1,232,775	$286,679	$ 172,631	$ 4,156,696
	2010	$653,333	$—	$367,950		$—	$1,607,950	$ 97,410	$ 166,967	$ 2,893,610

Terrence B. Larkin	2012	$804,100	$—	$2,219,494		$—	$1,659,285	$ —	$ 146,012	$ 4,828,891
Executive Vice President, Business Development, General Counsel and Corporate Secretary	2011	$682,864	$—	$1,781,747		$—	$1,232,775	$ —	$ 157,354	$ 3,854,740
	2010	$653,333	$—	$367,950		$—	$1,607,950	$ —	$ 146,008	$ 2,775,241

Melvin L. Stephens,	2012	$634,250	$—	$1,712,925		$—	$1,386,726	$ 31,330	$ 121,744	$ 3,886,975
Senior Vice President, Communications, Facilities and Investor Relations	2011	$583,333	$—	$1,538,928		$—	$1,055,352	$ 62,099	$ 157,784	$ 3,397,496

Jason M. Cardew,	2012	$427,335	$—	$579,890		$—	$ 410,580	$ 34,832	$ 70,184	$ 1,522,821
Vice President and Former Interim Chief Financial Officer	2011	$315,200	$—	$470,693		$—	$ 358,690	$ 64,228	$ 83,649	$ 1,292,460

(1)	In consideration of incentive compensation that was forfeited by Mr. Vanneste upon his resignation from IAC, Mr. Vanneste received a cash bonus of $175,000 in April 2012.

(2)

The amounts reported in this column for each officer reflect the aggregate grant date fair value of Career Shares RSUs and RSUs and Performance Shares under the LTSIP granted in the year determined in accordance with ASC 718, which grant date fair values are shown by award type below. There can be no assurance that these values will ever be realized. See Note 11, “Stock-Based Compensation,” to the consolidated financial statements included in our 2012 Annual Report on Form 10-K for the assumptions made in determining these values. The maximum potential value of the 2012 Performance Share awards as of the grant date is also shown below, based on the grant date value of our common stock. The amount reported in this column for Mr. Vanneste also includes the one-time RSU grants in connection with his commencement of employment, as more fully described in Note 7 below.

Name	Career Shares RSU Grant Date Value	2012-2014 RSU Grant Date Value	Performance Shares Grant DateValue	Total Grant Date Value	Performance Shares at Maximum Value
Matthew J. Simoncini	$499,990	$1,457,487	$4,372,461	$6,329,938	$8,744,968
Jeffrey H. Vanneste	$159,984	$1,221,856	$1,265,594	$2,647,434	$2,531,188
Raymond E. Scott	$199,980	$504,867	$1,514,647	$2,219,494	$3,029,339
Terrence B. Larkin	$199,980	$504,867	$1,514,647	$2,219,494	$3,029,339
Melvin L. Stephens	$119,988	$398,223	$1,194,714	$1,712,925	$2,389,473
Jason M. Cardew	$99,990	$119,964	$359,936	$579,890	$719,962

(3)	Amounts in column (g) for 2012 represent the amounts earned under (i) the AIP and (ii) the final performance period for the 2010 Performance Unit awards, as follows:

Named Executive Officer	Annual Incentive Plan	Final Performance Period under 2010 Performance Unit Awards
Matthew J. Simoncini	$1,276,000	$1,103,970
Jeffrey H. Vanneste	$464,000	$—
Raymond E. Scott	$555,315	$1,103,970
Terrence B. Larkin	$555,315	$1,103,970
Melvin L. Stephens	$438,016	$948,710
Jason M. Cardew	$185,600	$224,980

(4)	Represents the aggregate change in actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans). Effective December 31, 2006, we elected to freeze our tax-qualified U.S. salaried defined benefit pension plan and the related non-qualified benefit plans. In conjunction with this, we established a new defined contribution retirement plan (the Pension Savings Plan) for our salaried employees effective January 1, 2007 and began making qualified and non-qualified contributions under the plan beginning in 2007, which contributions for 2012 are described in note 5 below.

(5)	The amount shown in column (i) includes for each Named Executive Officer:

•

matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Retirement Savings Plan, Company contributions under the Pension Savings Plan (described below) and contributions to the Lear Corporation Salaried Retirement Restoration Program (formerly known as the PSP Excess Plan) as follows:

Name	Salaried Retirement Restoration Program Contribution	Retirement Savings Plan Qualified Matching Contribution	Pension Savings Plan Qualified Contribution
Matthew J. Simoncini	$174,884	$11,250	$19,197
Jeffrey H. Vanneste	$41,121	$3,787	$19,197
Raymond E. Scott	$111,143	$11,250	$19,197
Terrence B. Larkin	$111,143	$11,250	$19,197
Melvin L. Stephens	$86,875	$11,250	$19,197
Jason M. Cardew	$38,118	$11,250	$19,197

•

imputed income with respect to life insurance coverage in the following amounts: Mr. Simoncini, $1,932; Mr. Vanneste, $1,288; Mr. Scott, $1,260; Mr. Larkin, $3,612; Mr. Stephens, $3,612; and Mr. Cardew, $824.

•

life insurance premiums paid by the Company, including $810 in premiums for each of Messrs. Simoncini, Scott, Larkin and Stephens; $540 in premiums for Mr. Vanneste; and $795 in premiums for Mr. Cardew.

(6)	For each Named Executive Officer, the percentage of total compensation in 2012 disclosed in column (j) that was attributable to base salary was as follows: Mr. Simoncini, 11.7%; Mr. Vanneste, 13.4%; Mr. Scott, 16.2%; Mr. Larkin, 16.7%; Mr. Stephens, 16.3%; and Mr. Cardew, 28.1%. For each Named Executive Officer, the percentage of total compensation in 2012 disclosed in column (j) that was attributable to the annual incentive award was as follows: Mr. Simoncini, 12.6%; Mr. Vanneste, 11.7%; Mr. Scott, 11.2%; Mr. Larkin, 11.5%; Mr. Stephens, 11.3%; and Mr. Cardew, 12.2%.

(7)	In consideration of incentive compensation that was forfeited by Mr. Vanneste upon his resignation from IAC, Mr. Vanneste was awarded two supplemental grants of RSUs when he commenced employment with the Company as follows: (i) an RSU award with a grant date value of approximately $500,000, vesting on April 15, 2014; and (ii) an RSU award with a grant date value of approximately $300,000, vesting in two equal tranches on April 15, 2014 and April 15, 2015.

Hiring of Jeffrey H. Vanneste

As previously disclosed, in connection with his appointment, the Company entered into an employment agreement with Mr. Vanneste on terms generally consistent with those for the Company’s other senior executives. Mr. Vanneste received an initial base salary at the rate of $671,875 per year pursuant to the employment agreement and he is also eligible for an annual incentive bonus with a target amount of $500,000. The employment agreement provides for severance benefits equal to two times his base salary plus target annual incentive amount upon his termination by the Company without cause or upon his resignation for good reason and restrictive covenants relating to non-competition, confidential information and non-solicitation of the Company’s employees and customers. The employment agreement does not provide for any change in control excise tax gross up payments.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, other than Mr. Cardew. Each employment agreement specifies the annual base salary for the executive, which may be increased at the discretion of the Compensation Committee. In addition, the employment agreements specify that the executives are eligible for an annual incentive compensation bonus at the discretion of the Compensation Committee. Under the terms of the employment agreements, each Named Executive Officer is also eligible to participate in the welfare, retirement and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally. Under the employment agreements, if the Company reduces an executive’s base salary or bonus, defers payment of his compensation, or eliminates or substantially modifies his benefits, the executive would have a basis to invoke his rights under the agreement for termination for good reason.

Each executive who enters into an employment agreement has agreed to comply with certain confidentiality covenants both during employment and after termination. Each executive also agreed to comply with certain non-competition and non-solicitation covenants during his employment and for two years after the date of termination unless he is terminated by us for cause or if he terminates employment for other than good reason, in which case he agrees to comply with such covenants for one year after the date of termination. Upon any transfer of all or substantially all of our assets to a successor entity, we will require the successor entity expressly to assume performance of each executive’s employment agreement. For a description of the severance provisions of the employment agreements, see “— Potential Payments upon Termination or Change in Control.”

Lear Corporation Salaried Retirement Program

The Lear Corporation Salaried Retirement Program (“Retirement Program”) is comprised of two components: (i) the Retirement Savings Plan and (ii) the Pension Savings Plan. We established the Retirement

Savings Plan pursuant to Section 401(k) of the Internal Revenue Code for eligible employees who have completed one month of service. Under the Retirement Savings Plan, each eligible employee may elect to contribute, on a pre-tax basis, a portion of his eligible compensation in each year. Prior to 2011, the Retirement Savings Plan generally provided for a Company matching contribution of 25% or 50% of an employee’s contribution up to a maximum of 5% of an employee’s eligible compensation, depending on years of service. Effective beginning in 2011, the Company provides a matching contribution of 100% of an employee’s contribution up to the first 3% of the employee’s eligible compensation, plus 50% of an employee’s contribution up to the next 3% of the employee’s eligible compensation, regardless of service. In addition, the Retirement Savings Plan allows for discretionary Company matching contributions. Company matching contributions are initially invested in accordance with the Participant’s deferral contributions and can be transferred by the participant to other funds under the Retirement Savings Plan at any time. Company matching contributions generally become vested under the Retirement Savings Plan at a rate of 20% for each full year of service. The matching contributions were suspended effective July 1, 2008 and subsequently reinstated as of January 1, 2009.

Effective January 1, 2007, we established the Pension Savings Plan as a component of the Retirement Program. Under the Pension Savings Plan, we make contributions to each eligible employee’s Pension Savings Plan account based on the employee’s “points,” which are the sum total of the employee’s age and years of service as of January 1 of the plan year. Based on an employee’s points, we contribute: (i) from 3% to 8% of eligible compensation up to the Social Security Taxable Wage Base and (ii) from 4.5% to 12% of eligible compensation over the Social Security Taxable Wage Base. For the 2007 through 2011 plan years, we made additional contributions on behalf of employees who had at least 70 points as of January 1 and who were eligible employees on December 31, 2006 as follows: (1) from 3.5% to 4% of eligible compensation up to the Social Security Taxable Wage Base and (2) from 5.25% to 5.7% of eligible compensation over the Social Security Taxable Wage Base. All Pension Savings Plan contributions are generally determined as of the last day of each month (or, for years ending before January 1, 2009, semi-annually), provided, generally, that the employee is actively employed on such date, and are allocated monthly. Contributions generally become vested under the Pension Savings Plan at a rate of 20% for each full year of service.

2012 GRANTS OF PLAN-BASED AWARDS

The following table discloses the grants of plan-based awards to our Named Executive Officers in 2012.

Name(a)	Type of Award	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (i)(#)	Grant Date Fair Value of Stock and Option Awards (2)(l)
			Threshold(c)	Target(d)	Maximum(e)	Threshold(f)(#)	Target(g)(#)	Maximum(h)(#)
Matthew J. Simoncini	Annual Incentive Award		$687,500	$1,375,000	$2,750,000
	Performance Share Award(3)	2/9/12				48,421	96,843	193,687		$4,372,461
	RSU Award(4)	2/9/12							32,281	$1,457,487
	RSU Award (Career Shares)(5)	11/14/12							12,376	$499,990
Jeffrey H. Vanneste	Annual Incentive Award		$250,000	$500,000	$1,000,000
	Performance Share Award(3)	3/15/12				13,744	27,489	54,978		$1,265,594
	RSU Award(4)	3/15/12							9,163	$421,865
	RSU Award(6)	3/15/12							10,860	$499,994
	RSU Award(6)	3/15/12							6,516	$299,997
	RSU Award (Career Shares)(5)	11/14/12							3,960	$159,984
Raymond E. Scott	Annual Incentive Award		$299,200	$598,400	$1,196,800
	Performance Share Award(3)	2/9/12				16,773	33,547	67,095		$1,514,647
	RSU Award(4)	2/9/12							11,182	$504,867
	RSU Award (Career Shares)(5)	11/14/12							4,950	$199,980
Terrence B. Larkin	Annual Incentive Award		$299,200	$598,400	$1,196,800
	Performance Share Award(3)	2/9/12				16,773	33,547	67,095		$1,514,647
	RSU Award(4)	2/9/12							11,182	$504,867
	RSU Award (Career Shares)(5)	11/14/12							4,950	$199,980
Melvin L. Stephens	Annual Incentive Award		$236,000	$472,000	$944,000
	Performance Share Award(3)	2/9/12				13,230	26,461	52,923		$1,194,714
	RSU Award(4)	2/9/12							8,820	$398,223
	RSU Award (Career Shares)(5)	11/14/12							2,970	$119,988
Jason M. Cardew	Annual Incentive Award (5)		$100,000	$200,000	$400,000
	Performance Share Award(3)	2/9/12				3,985	7,972	15,946		$359,936
	RSU Award(4)	2/9/12							2,657	$119,964
	RSU Award (Career Shares)(5)	11/14/12							2,475	$99,990

(1)	For the Annual Incentive Award, the threshold, target and maximum amounts represent 50%, 100% and 200%, respectively, of the total bonus opportunity for each Named Executive Officer. For the Annual Incentive Award, the target bonus opportunity for the Named Executive Officers was also based on a percentage of base salary, which is 125% for Mr. Simoncini, 80% for Messrs. Vanneste, Scott, Larkin and Stephens and 50% for Mr. Cardew.

(2)	See Note 11, “Stock-Based Compensation,” to the Company’s consolidated financial statements included in our 2012 Annual Report on Form 10-K for the assumptions made in determining values.

(3)	Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income performance in the 2012-2014 performance period. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. If threshold, target or maximum performance goals are attained in the performance period, 50%, 100% or 200% of the target amount, respectively, may be earned.

(4)	The RSUs vest and are paid in shares of Lear common stock on the third anniversary of the grant date.

(5)	See “— Career Shares” below for an explanation regarding the vesting and distribution of the Career Shares.

(6)	As previously noted, in consideration of incentive compensation that was forfeited by Mr. Vanneste upon his resignation from IAC, Mr. Vanneste was awarded two supplemental grants of RSUs when he commenced employment with the Company as follows: (i) an RSU award with a grant date value of approximately $500,000, vesting on April 15, 2014; and (ii) an RSU award with a grant date value of approximately $300,000, vesting in two equal tranches on April 15, 2014 and April 15, 2015.

Annual Incentives

A summary description of the Company’s AIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives.”

Performance Shares

The Performance Share awards were granted pursuant to the LTSIP. Payment of each Performance Share award is contingent on the Company attaining certain levels of Adjusted ROIC and Cumulative Pre-Tax Income performance in the 2012-2014 performance period. Two-thirds of each Performance Share award can be earned based on Adjusted ROIC performance and one-third can be earned based on Cumulative Pre-Tax Income performance. If threshold, target or maximum performance goals are attained in a performance period, 50%, 100% or 200% of the target amount, respectively, may be earned.

Dividend equivalents are credited with respect to Performance Shares at the same time as dividends are paid on the Company’s common stock; however, the dollar amount of these dividend equivalents is not paid unless and until the performance goals are met with respect to the underlying Performance Shares.

Restricted Stock Units

The RSU awards were granted pursuant to the LTSIP. A summary description of the LTSIP is set forth above under the heading “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives.”

The RSUs vest and settle in shares of common stock on the third anniversary of the grant date during the executive’s continuing employment. If the executive’s employment terminates for any reason other than for cause or a voluntary termination by the executive, vesting of the RSUs will accelerate as of the termination date. In addition, if the executive retires after reaching age 55 with 10 years of service, he will receive an additional 24 months of vesting of the RSUs. Upon a change in control, all unvested RSUs will vest in their entirety.

Dividend equivalents are accrued with respect to RSUs at the same time as dividends are paid on the Company’s common stock. However, the dollar amount of these dividend equivalents is not paid unless and until the underlying RSUs vest and are paid.

Career Shares

As described above in “Compensation Discussion and Analysis — Retirement Plan Benefits — Career Shares,” on November 14, 2012, the Compensation Committee approved the award of “Career Shares” to certain executives, including each of the Named Executive Officers. The Career Shares are awards of RSUs that vest on the third anniversary of the grant date, but whose underlying shares are not generally distributed until after retirement, as identified below. This delayed distribution feature is a key component of the award, which is intended to both enhance retention and reward long periods of service to the Company. Accordingly, all RSUs (vested and unvested) are forfeited by the executive upon a voluntary termination by the executive prior to the qualifying retirement date (i.e., the date that the executive reaches age 62 or completes ten years of service on or after age 55) or for violating non-compete and non-solicitation covenants prior to distribution of the shares. If the executive has a qualifying retirement or is terminated without “cause” or resigns for “good reason,” in each case within 24 months of the vesting date, the RSUs will continue to vest as originally scheduled.

In general, the underlying shares of common stock for the vested Career Share RSUs are not distributed until the later of (i) age 62 or (ii) the vesting date. If the executive terminates due to a qualifying retirement, the underlying shares of common stock for the vested RSUs are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s qualifying retirement. If the executive has reached age

55 and completed 10 years of service and the executive is terminated without “cause” or resigns for “good reason,” the underlying shares of common stock for the vested RSUs are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s termination of employment.

Unvested RSUs become vested and the underlying shares are immediately distributed (along with those for vested RSUs) upon the executive’s (i) death, (ii) disability or (iii) involuntary or “good reason” termination of employment within 24 months following a change in control. The Career Share RSUs do not automatically vest nor are the underlying shares distributed upon a change in control unless the successor company does not assume the awards.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding equity awards as of December 31, 2012, for each Named Executive Officer.

	Stock Awards
Name(a)	Number of Shares or Units of Stock That Have Not Vested (#)(1)(g)	Market Value of Shares or Units of Stock That Have Not Vested(2)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested (3)(j)
Matthew J. Simoncini	70,553	$3,351,032	286,261	$13,408,465
Jeffrey H. Vanneste	30,499	$1,440,371	54,978	$2,575,170
Raymond E. Scott	34,616	$1,648,607	115,197	$5,395,827
Terrence B. Larkin	34,616	$1,648,607	115,197	$5,395,827
Melvin L. Stephens	27,710	$1,320,717	94,467	$4,424,834
Jason M. Cardew	11,129	$529,096	25,954	$1,215,685

(1)	The figures in column (g) represent RSU awards granted under the LTSIP. For Mr. Simoncini 10,468 RSUs vest on February 12, 2013, 15,428 on February 16, 2014, 32,281 on February 9, 2015 and 12,376 Career Shares vest on November 14, 2015 and are subject to later payment as discussed above. For Mr. Vanneste, 9,163 RSUs vest on March 15, 2015, 14,118 RSUs vest on April 15, 2014, 3,258 RSUs vest on April 15, 2015 and 3,960 Career Shares vest on November 14, 2015 and are subject to later payment as discussed above. For Messrs. Scott, and Larkin, 10,468 RSUs vest on February 12, 2013, 8,016 RSUs vest on February 16, 2014, 11,182 on February 9, 2015 and 4,950 Career Shares vest on November 14, 2015 and are subject to later payment as discussed above. For Mr. Stephens, 8,996 RSUs vest on February 12, 2013, 6,924 RSUs vest on February 16, 2014, 8,820 on February 9, 2015 and 2,970 Career Shares vest on November 14, 2015 and are subject to later payment as discussed above. For Mr. Cardew, 2,132 RSUs vest on February 12, 2013, 2,197 vest on September 1, 2013, 1,668 RSUs vest on February 16, 2014, 2,657 on February 9, 2015 and 2,475 Career Shares vest on November 14, 2015 and are subject to later payment as discussed above.

(2)	The total values in column (h) equal the total number of RSUs held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2012, which was $46.84 per share, plus the following accrued dividend equivalents and interest at the prime rate (which are paid if and when the underlying RSUs vest and are paid):

	2010 RSU Dividend Equivalents	2011 RSU Dividend Equivalents	2012 RSU Dividend Equivalents	2012 Career Shares Dividend Equivalents	Total Dividend Equivalents
Matthew J. Simoncini	$11,416	$14,870	$18,310	$1,733	$46,329
Jeffrey H. Vanneste	$—	$—	$11,243	$555	$11,798
Raymond E. Scott	$11,416	$8,742	$6,343	$693	$27,194
Terrence B. Larkin	$11,416	$8,742	$6,343	$693	$27,194
Melvin L. Stephens	$9,811	$7,551	$5,003	$416	$22,781
Jason M. Cardew	$2,325	$3,635	$1,507	$347	$7,814

(3)	The total amounts and values in columns (i) and (j) equal the total number of Performance Shares, at the maximum level, held by each Named Executive Officer multiplied by the market price of Company common stock at the close of the last trading day in 2012, which was $46.84 per share. In calculating the number of Performance Shares and their value, we are required by SEC rules to compare our performance through 2012 under the Performance Share grant against the threshold, target and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous year’s performance exceeded target, even by only a modest amount, and even if it is unlikely that we will achieve the results that would dictate the payment of the maximum amount, we are required by SEC rules to report the maximum potential payouts. For the first year of the 2012-2014 performance period and the second year of the 2011-2013 performance period, we exceeded target levels of Adjusted ROIC and Cumulative Pre-Tax Income (on a combined, pro-rated basis) and have accordingly reported the Performance Shares at the maximum award level. Amounts also include the following accrued dividend equivalents at the maximum level (which are not paid unless the performance goals are met with respect to the underlying Performance Shares):

	2011 Performance Share Dividend Equivalents (2011-2013 Awards)	2012 Performance Share Dividend Equivalents (2012-2014 Awards)	Total Dividend Equivalents
Matthew J. Simoncini	$89,222	$109,860	$199,082
Jeffrey H. Vanneste	$—	$23,290	$23,290
Raymond E. Scott	$52,456	$38,056	$90,512
Terrence B. Larkin	$52,456	$38,056	$90,512
Melvin L. Stephens	$45,306	$30,018	$75,324
Jason M. Cardew	$10,914	$9,044	$19,958

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock-based awards that vested during 2012 for our Named Executive Officers. No options are outstanding and none were exercised in 2012.

	Stock Awards
Name(a)	Number of Shares Acquired on Vesting (#)(d)(1)	Value Realized on Vesting (e)(2)
Matthew J. Simoncini	47,774	$2,053,105
Jeffrey H. Vanneste	—	$—
Raymond E. Scott	47,774	$2,053,105
Terrence B. Larkin	47,774	$2,053,105
Melvin L. Stephens	16,240	$697,920
Jason M. Cardew	8,776	$377,152

(1)	These awards vested on November 9, 2012.

(2)	Includes dividend equivalent payments, including interest, in the following amounts:

Total Dividend Equivalent Payments
Matthew J. Simoncini	$45,164
Jeffrey H. Vanneste	$—
Raymond E. Scott	$45,164
Terrence B. Larkin	$45,164
Melvin L. Stephens	$15,353
Jason M. Cardew	$8,297

2012 PENSION BENEFITS

Name(a)	Plan name(s)(b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit(1)(d)	Payments During Last Fiscal Year(e)
Matthew J. Simoncini(2)	Pension Plan (tax-qualified plan)	7.7	$170,697	$—
	Pension Equalization Program	7.7	$85,014	$—
	Salaried Retirement Restoration Program	7.7	$95,011	$—
Jeffrey H. Vanneste(2)(3)	Pension Plan (tax-qualified plan)	15.3	$364,277	$—
	Pension Equalization Program	15.3	$77,430	$—
	Salaried Retirement Restoration Program	15.3	$333,467	$—
Raymond E. Scott	Pension Plan (tax-qualified plan)	18.4	$347,325	$—
	Pension Equalization Program	18.4	$491,656	$—
	Salaried Retirement Restoration Program	18.4	$318,806	$—
Terrence B. Larkin(4)	N/A
Melvin L. Stephens	Pension Plan (tax-qualified plan)	5.0	$132,913	$—
	Pension Equalization Program	5.0	$35,627	$—
	Salaried Retirement Restoration Program	5.0	$143,061	$—
Jason M. Cardew	Pension Plan (tax-qualified plan)	14.5	$204,445	$—
	Pension Equalization Program	14.5	$5,248	$—
	Salaried Retirement Restoration Program	14.5	$17,638	$—

(1)	Present values determined using a December 31, 2012 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures for the tax-qualified pension plan are determined based on post-commencement valuation mortality (2013 IRS Applicable Mortality Table for Code Section 417(e)), commencement of benefits at age 65 and an assumed discount rate of 4.10% as of the measurement date. Figures for the Pension Equalization Plan and the Salaried Retirement Restoration Program are determined based on the 2013 IRS Applicable Mortality Table for Code Section 417(e), commencement of benefits at the later of age 60 and full vesting and an assumed discount rate of 3.25% as of the measurement date. The assumed future SERP present value conversion rate for those not yet in payment is 2.80%.

(2)	Messrs. Simoncini and Vanneste were not fully vested in the Pension Equalization Program or the Salaried Retirement Restoration Program Pension benefits as of December 31, 2012. These figures are shown for illustrative purposes and assume full vesting.

(3)	Mr. Vanneste was credited with prior service for his past affiliation with the Company in accordance with plan provisions.

(4)	Mr. Larkin is not a participant in the Pension Plan, Pension Equalization Program or Salaried Retirement Restoration Program pension make-up account ( “Pension Make-Up Account”).

Qualified Pension Plan

The Named Executive Officers (as well as other eligible employees), other than Mr. Larkin, participate in the Lear Corporation Pension Plan, which has been frozen with respect to any new benefits as of December 31, 2006. The Pension Plan is intended to be a qualified pension plan under the Internal Revenue Code, and its benefits are integrated with Social Security benefits. In general, an eligible employee became a participant on the

July 1st or January 1st after completing one year of service (as defined in the plan). Benefits are funded by employer contributions that are determined under accepted actuarial principles and the Internal Revenue Code. The Company may make contributions in excess of any minimum funding requirements when the Company believes it is financially advantageous to do so and based on its other capital requirements and other considerations.

The Pension Plan contains multiple benefit formulas. Under the principal formula, which applies to all applicable Named Executive Officers, pension benefits are based on a participant’s “final average earnings,” which is the average of the participant’s compensation for the five calendar years in the last 10 years of employment in which the participant had his highest earnings. Compensation is defined under the plan to mean (i) all cash compensation reported for federal income tax purposes other than long-term incentive bonuses, and (ii) any elective contributions that are not includable in gross income under Internal Revenue Code Section 125 or 401(k). A participant’s annual retirement benefit, payable as a life annuity at age 65, equals the greater of:

•

(a) 1.10% times final average annual earnings times years of credited service before 1997 (to a maximum of 35 years), plus (b) 1.00% times final average annual earnings times years of credited service after 1996 (with a maximum of 35 years reduced by years of credited service before 1997), plus (c) 0.65% times final average annual earnings in excess of covered compensation (as defined in I.R.S. Notice 89-70) times years of credited service (with a maximum of 35 years); and

•	$360.00 times years of credited service.

Any employee who on December 31, 1996 was an active participant and age 50 or older earned benefits under the 1.10% formula for years of credited service through 2001.

Credited service under the Pension Plan includes all years of pension service under the Lear Siegler Seating Corp. Pension Plan, and a participant’s retirement benefit under the Pension Plan is reduced by his benefit under the Lear Siegler Seating Corp. Pension Plan. The benefits under the Pension Plan become vested once the participant accrues five years of vesting service under the plan. Service performed after December 31, 2006 will continue to count towards vesting credit even though no additional benefits will accrue under the plan after that date.

Pension Equalization Program

The Pension Equalization Program, which has been frozen as to any new benefits as of December 31, 2006, provides benefits in addition to the Pension Plan. The Pension Plan is subject to rules in the Internal Revenue Code that restrict the level of retirement income that can be provided to, and the amount of compensation that can be considered for, highly paid executives under the Pension Plan. The Pension Equalization Program is intended to supplement the benefits under the Pension Plan for certain highly paid executives whose Pension Plan benefits are limited by those Internal Revenue Code limits. A participant’s Pension Equalization Program benefit equals the difference between the executive’s actual vested accrued Pension Plan benefit and the Pension Plan benefit the executive would have accrued under the Company’s formula if the Internal Revenue Code limits on considered cash compensation and total benefits did not apply. Highly compensated executives and other employees whose compensation exceeds the Internal Revenue Code limits for at least three years are eligible to participate in the Pension Equalization Program. Each of the Named Executive Officers other than Mr. Larkin participated in the Pension Equalization Program. The benefits under the Pension Equalization Program become vested once the participant has either (i) attained age 55 and has 10 years of vesting service, attained age 65, or becomes eligible for disability retirement under the Pension Plan, or (ii) attained 20 years of vesting service. Vesting service will continue to accrue after December 31, 2006.

On December 18, 2007, the Pension Equalization Program was amended to provide for its termination and the wind down of the Company’s obligations pursuant thereto. All distributions will be completed within five years after the last participant vests or turns age 60, whichever is later. For an active participant who is eligible to receive benefits, amounts that would otherwise be payable will be used to fund a third party annuity or other investment vehicle. In such event, the participant will not have access to the invested funds or receive any cash payments until the participant retires or otherwise terminates employment with the Company.

Lear Corporation Salaried Retirement Restoration Program

We have established the Lear Corporation Salaried Retirement Restoration Program, which was previously named the Lear Corporation PSP Excess Plan and before that, the Lear Corporation Executive Supplemental Savings Plan. Effective as of November 8, 2008, the Company amended the Salaried Retirement Restoration Program to effectively terminate certain portions of the plan. This amendment (i) terminated future elective deferrals of salary and bonus as well as Company matching contributions, (ii) voided deferral elections made in 2007 with respect to bonuses payable in 2009, and (iii) provided for the distribution of participants’ balances of all elective and Company matching contributions in a lump sum. Participants with balances of less than $50,000 received a distribution in January 2009. Each participant with a balance exceeding $50,000 received a distribution in January 2009 if he or she agreed to a 10% reduction in the amount to which such participant would otherwise be entitled, and if a participant chose not to agree to the reduction, such participant received a distribution of the unreduced amount in January 2010.

The Salaried Retirement Restoration Program has both defined benefit and defined contribution elements. The defined benefit element has been quantified and described in the 2012 Pension Benefits table and in the narrative below. The 2012 Nonqualified Deferred Compensation table below identifies the defined contribution components of the Salaried Retirement Restoration Program.

On November 14, 2012, the Compensation Committee approved an amendment and restatement of the Lear Corporation Salaried Retirement Restoration Program. The amendment renamed the plan to its current name and, for eligible participants, reinstated, effective January 1, 2013, non-qualified elective deferrals of salary and annual incentive award/bonus and associated Company matching contributions into the plan.

Defined Benefit Element

The Salaried Retirement Restoration Program (through a Pension Make-up Account) provides retirement benefits that would have been accrued through December 31, 2006 under the Pension Plan and/or the Pension Equalization Program if the participant had not elected to defer compensation under the plan or the Management Stock Purchase Plan (which was subsequently discontinued). Participants become vested in the benefits under the Pension Make-up Account that are based on Pension Plan benefits (which are attributable to compensation up to the Internal Revenue Code compensation limits) after three years of vesting service. Participants do not vest in amounts that would have otherwise accrued under the Pension Equalization Program (which are benefits based on compensation in excess of the Internal Revenue Code compensation limits) until they meet the vesting requirements of the Pension Equalization Program, as described above. On December 18, 2007, the Pension Make-up Account portion of the Salaried Retirement Restoration Program was also amended to provide for its termination and wind down in the same manner as the Pension Equalization Program described above.

Defined Contribution Element

In 2012, the defined contribution component of the Salaried Retirement Restoration Program generally provided a defined contribution benefit of an amount that the participant would have received under the Pension Savings Plan but could not due to Internal Revenue Code limits applicable to the Pension Savings Plan. Participants generally become vested in excess Pension Savings Plan contributions under the Salaried Retirement Restoration Program after three years of vesting service. Distributions of the excess Pension Savings Plan contributions are made in a lump sum in the calendar year following the year of the participant’s termination of employment. Plan earnings under the excess Pension Savings Plan are generally tied to rates of return on investments available under the qualified Pension Savings Plan generally, as directed by plan participants.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name(a)	Executive Contributions in Last FY(b)	Company Contributions in Last FY(1)(c)	Aggregate Earnings in Last FY(d)	Aggregate Withdrawals/ Distributions(e)	Aggregate Balance at Last FYE(f)
Matthew J. Simoncini	$—	$174,884	$63,131	$—	$723,596
Jeffrey H. Vanneste	$—	$41,121	$875	$—	$41,996
Raymond E. Scott	$—	$111,143	$75,165	$—	$658,529
Terrence B. Larkin	$—	$111,143	$54,038	$—	$499,342
Melvin L. Stephens	$—	$86,875	$41,542	$—	$398,483
Jason M. Cardew	$—	$38,118	$13,597	$—	$142,009

(1)	Amounts are included in column (i) of the 2012 Summary Compensation Table.

Salaried Retirement Restoration Program

The defined contribution element of the Salaried Retirement Restoration Program is described in the narrative accompanying the 2012 Pension Benefits table above and is quantified in the 2012 Nonqualified Deferred Compensation table.

Potential Payments Upon Termination or Change in Control

The table below shows estimates of the compensation payable to each of our Named Executive Officers upon his termination of employment with the Company. The amount each executive will actually receive depends on the circumstances surrounding his termination of employment. The amount payable is shown for each of six categories of termination triggers. All amounts are calculated as if the executive terminated effective December 31, 2012. The actual amounts due to any one of the Named Executive Officers on his termination of employment can only be determined at the time of his termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct.

Accrued amounts (other than the pension vesting enhancement as noted below) under the Company’s pension and deferred compensation plans are not included in this table. For these amounts, see the 2012 Pension Benefits table above and the 2012 Nonqualified Deferred Compensation table above.

Named Executive Officer	Cash Severance(1)	Pension Vesting Enhancement (Present Value)(2)	Continuation of Medical/Welfare Benefits (Present Value)(3)	Accelerated Vesting or Payout of Equity Awards(4)	Excise Tax Gross- Up(5)	Total Termination Benefits
Matthew J. Simoncini
• Involuntary Termination (or for Good Reason) With Change in Control	$5,115,000	$—	$22,771	$6,356,467	N/A	$11,494,238
• Involuntary Termination (or for Good Reason)	$5,115,000	$—	$22,771	$5,775,042	N/A	$10,912,813
• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$6,356,467	N/A	$6,356,467
• Death	$—	$180,025	$—	$6,356,467	N/A	$6,536,492
Jeffrey H. Vanneste
• Involuntary Termination (or for Good Reason) With Change in Control(7)	$2,343,750	$—	$22,771	$1,873,448	N/A	$4,239,969
• Involuntary Termination (or for Good Reason)(7)	$2,343,750	$—	$22,771	$1,687,407	N/A	$4,053,928
• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$1,873,448	N/A	$1,873,448
• Death	$—	$408,105	$—	$1,873,448	N/A	$2,281,553
Raymond E. Scott
• Involuntary Termination (or for Good Reason) With Change in Control	$2,805,000	$—	$21,470	$2,947,186	$—	$5,773,656
• Involuntary Termination (or for Good Reason)	$2,805,000	$—	$21,470	$2,714,635	N/A	$5,541,105
• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$2,947,186	N/A	$2,947,186
• Death	$—	$—	$—	$2,947,186	N/A	$2,947,186
Terrence B. Larkin
• Involuntary Termination (or for Good Reason) With Change in Control	$2,805,000	$—	$26,026	$2,947,186	$—	$5,778,212
• Involuntary Termination (or for Good Reason)	$2,805,000	$—	$26,026	$2,714,635	N/A	$5,545,661
• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$2,947,186	N/A	$2,947,186
• Death	$—	$—	$—	$2,947,186	N/A	$2,947,186
Melvin L. Stephens
• Involuntary Termination (or for Good Reason) With Change in Control	$2,212,500	$—	$26,026	$2,402,592	$—	$4,641,118
• Involuntary Termination (or for Good Reason)	$2,212,500	$—	$26,026	$2,263,061	N/A	$4,501,587
• Retirement(6)	$—	$—	$—	$1,844,929	N/A	$1,844,929
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$2,402,592	N/A	$2,402,592
• Death	$—	$—	$—	$2,402,592	N/A	$2,402,592
Jason M. Cardew
• Involuntary Termination (or for Good Reason) With Change in Control(7)	N/A	$—	N/A	$814,954	N/A	$814,954
• Involuntary Termination (or for Good Reason)(7)	N/A	$—	N/A	$698,678	N/A	$698,678
• Retirement(6)	N/A	N/A	N/A	N/A	N/A	N/A
• Voluntary Termination (or for Cause)	$—	$—	$—	$—	N/A	$—
• Disability	$—	$—	$—	$814,954	N/A	$814,954
• Death	$—	$—	$—	$814,954	N/A	$814,954

(1)

Cash severance (in an amount equal to two times base salary plus target annual incentive bonus amount) is paid in a lump sum to each Named Executive Officer on the date that is six months after the date of termination (other than Mr. Vanneste who receives cash severance in installments over 24 months), consistent with the requirements of Section 409A of the Internal Revenue Code. In addition to the amounts shown in the table, the executive would receive any accrued salary, bonus and all other amounts to which he is entitled under the terms of any compensation or benefit plans of the Company upon termination for any reason, and would receive a pro-rated bonus based on actual performance in the event of termination without cause or for good reason.

(2)	Messrs. Scott, Stephens and Cardew are fully vested in their pension benefits, and, as such, there would be no additional enhancement with respect to death benefits for them. Since Messrs. Simoncini and Vanneste are not fully vested in their pension benefits, there would be a vesting enhancement upon death. Mr. Larkin is not a participant in the Pension Plan and therefore is not eligible for such death benefit.

(3)	Consists of continuation of health insurance, life insurance premium and imputed income amounts.

(4)	Represents accelerated vesting of RSUs and pro-rata or accelerated payout of Performance Shares (at target level) and any associated dividend equivalents with interest. Unvested Career Shares become vested and the underlying shares are immediately distributed (along with those for vested Career Shares) upon the executive’s (i) death, (ii) disability or (iii) involuntary or “good reason” termination of employment within 24 months following a change in control. Payments under any of the plans of the Company that are determined to be deferred compensation subject to Section 409A of the Internal Revenue Code are delayed by six months to the extent required by such provision. Accelerated portions of the RSUs and performance shares are valued based on the December 31, 2012 closing price of the Company’s common stock.

(5)	Pursuant to pre-existing employment agreements, the Company will reimburse Messrs. Scott, Larkin and Stephens for any excise taxes they are subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. Although an excise tax gross-up amount of zero is reported in this column for Messrs. Scott, Larkin and Stephens based on facts and circumstances as of December 31, 2012, there could be situations in the future in which an excise tax gross-up amount for these executives could occur. Messrs. Simoncini, Vanneste and Cardew are not entitled to any change in control excise tax benefits.

(6)	As of December 31, 2012, only Mr. Stephens was retirement-eligible and therefore he qualifies for accelerated vesting of certain incentive awards upon retirement. The Company does not provide for enhanced early retirement benefits under its pension programs.

(7)	Mr. Cardew, our Interim CFO from September 2011 to March 2012, does not have an employment contract.

Payments and benefits to a Named Executive Officer upon termination or a change in control of the Company are determined according to the terms of his employment agreement and equity or incentive awards and the Company’s compensation and incentive plans. The severance benefit payments set forth in the table and discussed below are generally available to our executive officers, including the Named Executive Officers (with the exception of Mr. Cardew), who currently have employment agreements with the Company. The amounts due to an executive upon his termination of employment depend largely on the circumstances of his termination, as described below.

Change in Control

The employment agreements do not provide benefits solely upon a change in control, but the LTSIP provides for accelerated vesting or payout of equity awards upon a “change in control” (as defined in the LTSIP), even if the executive does not terminate employment. Upon a change in control, the restrictions on RSUs (other than Career Shares) lapse. Career shares do not vest solely upon a change in control, but vest and are paid if the successor company fails to assume or replace the award with an equivalent award or upon a termination without cause or for good reason within 24 months following a change in control.

Upon a change in control, without termination, based on unvested RSU awards and Performance Shares outstanding as of December 31, 2012, the value of the payout including applicable outstanding dividend equivalents with interest for each of the Named Executive Officers is as follows: $5,775,042 for Mr. Simoncini,

$1,687,407 for Mr. Vanneste, $2,714,635 for each of Messrs. Scott and Larkin, $2,263,061 for Mr. Stephens, and $698,678 for Mr. Cardew.

Payments Made Upon Involuntary Termination (or for “Good Reason”) with a Change in Control

An executive whose employment is involuntarily terminated without cause (or for “good reason”) upon a change in control is entitled to the amounts he would receive upon the occurrence of either event, an involuntary termination (described below) or a change in control (described above). In addition, with respect to Messrs. Scott, Larkin and Stephens, the Company will reimburse the executive for any excise taxes he becomes subject to under Section 4999 of the Internal Revenue Code upon a change in control, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the Section 4999 excise taxes. None of our other Named Executive Officers is a party to an employment agreement containing an excise tax gross-up provision and, as discussed above in “Compensation Discussion and Analysis,” we have made a commitment not to enter into any future employment agreements containing such provision. The employment agreements for Messrs. Simoncini and Vanneste contain a provision that reduces their change in control benefits below the level at which an excise tax is triggered, but only if the reduction results in greater after-tax proceeds to the executive.

Payments Made Upon Involuntary Termination (or for “Good Reason”)

Upon termination of employment by the executive for “good reason” (as defined in the employment agreements) or by the Company other than for “cause” or “incapacity” (each as defined in the employment agreement), the executive will receive base salary (at the higher of the rate in effect upon termination or the rate in effect 90 days prior to termination) through the date of termination, plus all other amounts owed under any compensation or benefit plans, including a bonus pro-rated for the portion of the performance period occurring prior to the date of termination. If the executive executes a release relating to his employment, he will also receive a lump sum payment equal to two (2) times the sum of his annual base salary rate and annual target bonus amount, each as in effect as of the termination date. In the event of an involuntary termination for any reason other than cause, or by the executive for good reason, all unvested RSUs (other than Career Shares) become vested in their entirety upon termination and a pro rata amount of Performance Shares may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Payments Made Upon Retirement

The employment agreements do not distinguish between retirement and voluntary termination for other reasons, but under the LTSIP, an executive who retires with 10 or more years of service and who is age 55 or older when he terminates is entitled to additional vesting credit for RSU awards. The executive will be entitled to receive the shares underlying the RSUs that would have vested if the date of termination had been 24 months later than it actually occurred. A pro rata amount of Performance Shares may be earned through the retirement date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Payments Made Upon Voluntary Termination (or for “Cause”)

An executive who voluntarily resigns or whose employment is terminated by the Company for “cause” (as defined in the employment agreement) will receive unpaid salary and benefits, if any, he has accrued through the effective date of his termination. If an executive terminates voluntarily and has not completed 10 or more years of service and has not attained age 55 or older, he will be entitled to receive all of the shares underlying his vested RSUs and associated dividend equivalents with interest, but all unvested RSUs and Performance Shares and any associated dividend equivalents with interest will be forfeited. If an executive is terminated for cause, he will forfeit all RSUs and Performance Shares along with any associated dividend equivalents with interest.

Payments Made Upon Termination for Disability

Following termination of the executive’s employment for disability, the executive will receive all base salary and other accrued amounts then payable through the date of termination. He will also receive compensation payable under the Company’s disability and medical plans. In the event of the executive’s termination for disability, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Shares may be earned through the termination date if actual performance during the performance period meets the pre-established performance requirements. In addition, executives would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Treatment of Career Shares

All Career Shares (vested and unvested) are forfeited by the executive upon a voluntary termination by the executive prior to the qualifying retirement date (i.e., the date that the executive reaches age 62 or completes ten years of service on or after age 55) or for violating non-compete and non-solicitation covenants prior to distribution of the shares. If the executive has a qualifying retirement or is terminated without “cause” or resigns for “good reason,” in each case within 24 months of the vesting date, the Career Shares will continue to vest as originally scheduled.

In general, the underlying shares of common stock for the vested Career Shares are not distributed until the later of (i) age 62 or (ii) the vesting date. If the executive terminates due to a qualifying retirement, the underlying shares of common stock for the vested Career Shares are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s qualifying retirement. If the executive has reached age 55 and completed 10 years of service and the executive is terminated without “cause” or resigns for “good reason,” the underlying shares of common stock for the vested Career Shares are not distributed until the earlier of (i) age 62 (or such later vesting date) or (ii) three years after the executive’s termination of employment.

Unvested Career Shares become vested and the underlying shares are immediately distributed (along with those for vested Career Shares) upon the executive’s (i) death, (ii) disability or (iii) involuntary or “good reason” termination of employment within 24 months following a change in control. The Career Shares do not automatically vest nor are the underlying shares distributed upon a change in control unless the successor company does not assume the awards or replace with awards of equivalent terms and value.

Payments Made Upon Death

Following the death of the executive, we will pay to his estate or designated beneficiary a pro rata portion of any bonus earned prior to the date of death. In the event of the executive’s death, all unvested RSUs become vested in their entirety upon termination and a pro rata amount of Performance Shares may be earned through the date of death if actual performance during the performance period meets the pre-established performance requirements. In addition, the estate or designated beneficiary would receive all dividend equivalents with interest associated with the accelerated RSUs and any Performance Shares earned at the time of vesting.

Conditions and Obligations of the Executive

Each executive who has entered into an employment agreement with the Company is obligated to:

•	comply with confidentiality, non-competition and non-solicitation covenants during employment;

•

comply with non-competition and non-solicitation covenants for one year after the date of termination (extended to two years in the case of termination upon disability, termination by the Company without cause or by the executive for good reason);

•

in order to receive severance payments due under the employment agreement, sign a general release relating to his employment (applies only in the case of termination by the Company without cause or by the executive for good reason);

•	return data and materials relating to the business of the Company in his possession;

•	make himself reasonably available to the Company to respond to periodic requests for information regarding the Company or his employment; and

•	cooperate with litigation matters or investigations as the Company deems necessary.

Compensation and Risk

We have conducted a risk assessment of our employee compensation policies and practices, including our executive compensation programs and metrics. The risk assessment was conducted by senior leaders of the Company, including representatives from finance, legal and human resources, and included a review of the employee compensation structures and pay administration practices. The Compensation Committee and its independent compensation consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching these conclusions, we considered the attributes of all of our programs, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	A review of market data and competitive practices for elements of executive compensation;

•	Performance measures that are tied to key Company short and long-term performance metrics;

•	The alignment of annual and long-term award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results; and

•	A balanced mix of four performance measures for incentive awards that encourage value creation, retention and stock price appreciation.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: over-weighting towards annual incentives, highly leveraged payout curves, unreasonable performance thresholds and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served on our Compensation Committee during all of 2012: Messrs. Mallett, Runkle, Smith and Wallace. No member of the Compensation Committee was, during the fiscal year ended December 31, 2012, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

COMPENSATION COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2012.

This Report is submitted by Messrs. Mallett, Runkle, Smith and Wallace, being all of the current members of the Compensation Committee.

Conrad L. Mallett, Jr., Chairman

Donald L. Runkle

Gregory C. Smith

Henry D.G. Wallace

AUDIT COMMITTEE REPORT

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. The Audit Committee is currently comprised of Messrs. Capo and Foster, Ms. Ligocki and Mr. Smith, each a non-employee director, and operates under a written charter which was last amended by our Board in February 2013. Our Board has determined that all members of the Audit Committee are independent as defined in the NYSE listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the report of management and the opinion thereon of Ernst &Young LLP, the Company’s independent registered public accounting firm, for the year ended December 31, 2012, regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (“PCAOB”) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements and the matters described in Statement on Auditing Standards No. 114. The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 12, 2013.

This Report is submitted by Messrs. Capo and Foster, Ms. Ligocki and Mr. Smith, being all of the members of the Audit Committee.

Gregory C. Smith, Chairman

Thomas P. Capo

Jonathan F. Foster

Kathleen A. Ligocki

FEES OF INDEPENDENT ACCOUNTANTS

In connection with the audit of the consolidated financial statements for the fiscal year ended December 31, 2012, we entered into an engagement agreement with Ernst &Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2012, we retained Ernst &Young LLP, as well as other accounting firms, to provide tax and other advisory services in 2012. We understand the need for Ernst & Young LLP to maintain objectivity and independence in its audit of our consolidated financial statements. It is also the Audit Committee’s goal that the fees that the Company pays to Ernst & Young LLP for permitted non-audit services in any year should not exceed the audit and audit-related fees paid to Ernst & Young LLP in such year, a goal which the Company achieved in 2012 and 2011.

In order to assure that the provision of audit and permitted non-audit services provided by Ernst & Young LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve the audit and permitted non-audit services to be performed by Ernst & Young LLP, other than de minimis services that satisfy the requirements pertaining to de minimis exceptions for non-audit services described in Section 10A of the Exchange Act. The Audit Committee also has adopted policies and procedures for pre-approving all audit and permitted non-audit work performed by Ernst & Young LLP. Any pre-approval is valid for 14 months from the date of such pre-approval, unless the Audit Committee specifically provides for a different period. Any pre-approval must also set forth in detail the particular service or category of services approved and is generally subject to a specific cost limit. All of the fees for audit, audit-related, tax and other services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described in this paragraph.

The Audit Committee has adopted policies regarding our ability to hire employees, former employees and certain relatives of employees of the Company’s independent registered public accounting firm.

During 2012 and 2011, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2012	2011
Audit fees(1)	$8,066,000	$7,877,000
Audit-related fees(2)	745,000	309,000
Tax fees(3)	1,847,000	1,841,000
All other fees(4)	1,196,000	325,000

(1)	Audit fees in 2012 and 2011 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit-related fees in 2012 and 2011 include services related to the audits of employee benefit plans, as well as agreed-upon procedures related to certain due diligence services.

(3)	Tax fees include services related to tax compliance, tax advice and tax planning.

(4)	All other fees in 2012 and 2011 include services for assistance with insurance claims primarily related to the fire at our Quakenbrueck, Germany location. There were no other fees billed by Ernst & Young LLP for any other services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have established a written policy that has been broadly disseminated within the Company regarding commercial transactions with related parties. This policy assists us in identifying, reviewing, monitoring and, as necessary, approving commercial transactions with related parties. The policy requires that any transaction, or series of transactions, with related parties in excess of $500,000, whether undertaken in or outside the ordinary course of our business, be presented to the Audit Committee for approval.

We have implemented various procedures to ensure compliance with the related party transaction policy. For example, the Company’s standard purchasing terms and conditions require vendors to advise us upon any such vendor becoming aware of certain directors, employees or stockholders of the vendor being affiliated with a director or officer (or immediate family member of either) of the Company or its subsidiaries. This requirement applies if such person is involved in the vendor’s relationship with the Company or if such person receives any direct or indirect compensation or benefit based on that relationship. Company policy prohibits our employees from simultaneously working for any customer or vendor of the Company. In addition, the policy prohibits our directors, officers and employees from participating in, or seeking to influence, decisions regarding the selection of a vendor or supplier if such person (or any member of his or her family living in the same household) has any personal or financial interest or investment in such vendor or supplier, subject to certain limited exceptions, and advises directors, officers and employees to report any violation of this policy to our legal department immediately upon becoming aware thereof.

Each year, we circulate conflict of interest questionnaires to all our directors, members of senior management, purchasing personnel and certain other employees. Based on the results of these questionnaires, the legal department reports all known transactions or relationships with related parties to, among others, our Chief Accounting Officer. Payments to vendors identified as related party vendors in North America are processed through a centralized payables system. At least twice per year, the list of related parties is updated by directors, members of senior management and certain other employees.

At least twice per year, the Chief Accounting Officer reports to the Vice President of Internal Audit on related party relationships, including those with customers, as well as the amount of business performed between the Company and each related party during the preceding six months, year-to-date and for the preceding fiscal year. At least annually, the Vice President of Internal Audit prepares an audit plan for reviewing significant transactions with related parties and reports such audit plan and the results to the Audit Committee. The Audit Committee also receives a summary of all significant transactions with related parties at least annually.

In connection with any required Audit Committee approval, a member of our senior management must represent to the Audit Committee that the related party at issue has been held to the same standards as unaffiliated third parties. Audit Committee members having (or having an immediate family member that has) a direct or indirect interest in the transaction must recuse themselves from consideration of the transaction.

The Chief Accounting Officer, General Counsel and Vice President of Internal Audit meet at least twice per year to confirm the adequate monitoring and reporting of related party transactions. The Chief Accounting Officer then reports on such monitoring and disclosure at least annually to the Audit Committee, which in turn reports to the Board regarding its review and approval of related party transactions.

With respect to the employment of related parties, we have adopted a written policy that has been broadly disseminated within the Company regarding the employment of immediate family members of our directors and executive officers. The policy does not prohibit such employment, but rather requires the identification, monitoring and review of such employment relationships by our human resources department and the Compensation Committee of the Board. The policy provides that all employment decisions should be made in accordance with the Company’s standard policies and procedures and that directors and officers must not seek to improperly influence any employment decisions regarding their immediate family members.

Pursuant to this policy, we have adopted procedures which assist us in identifying and reviewing such employment relationships. Our directors and executive officers are required to notify the senior human resources executive upon becoming aware that an immediate family member is seeking employment with the Company or any of its subsidiaries. In addition, each year, our directors and executive officers provide the Company with the names of their immediate family members who are employed by the Company. All employment decisions regarding these family members, including, but not limited to, changes in compensation and job title, are reviewed prior to the action and compiled in a report to assure related parties are held to the same employment standards as non-affiliated employees or parties. Senior management reports annually to the Board with respect to related persons employed by the Company.

During 2012, these procedures resulted in the review by the Compensation Committee of the employment relationship set forth below under “— Certain Transactions.”

In addition, our Code of Business Conduct and Ethics prohibits activities that conflict with, or have the appearance of conflicting with, the best interests of the Company and its stockholders. Such conflicts of interest may arise when an employee, or a member of the employee’s family, receives improper personal benefits as a result of such individual’s position in the Company. Also, another written policy prohibits any employee from having any involvement in employment and compensation decisions regarding any of his or her family members that are employed by the Company.

Certain Transactions

Mark Mueller, a Principal Engineer for the Company, is a brother-in-law of Raymond E. Scott, the Company’s Executive Vice President and President, Seating. In 2012, the Company paid Mr. Mueller approximately $147,000, which included a bonus payment and other standard benefit arrangements. The compensation paid to Mr. Mueller was approved in accordance with the Company’s standard compensation practices for similarly situated employees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. A proposal will be presented at the Annual Meeting to ratify this appointment. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage Ernst & Young LLP. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2013.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT

(PROPOSAL NO. 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval by stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As initially approved by stockholders at the annual meeting of stockholders in 2011 and consistent with the Board’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program. At the annual meeting of stockholders in 2012, over 97% of votes cast were in approval of our executive compensation program and practices disclosed in our 2012 Proxy Statement.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our Named Executive Officers in variable or performance-based compensation programs (annual and long-term incentive plans). Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the Named Executive Officers’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our Named Executive Officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

MARCATO-OSKIE GROUP BYLAW REPEAL PROPOSAL

(PROPOSAL NO. 4)

The Marcato-Oskie Group has notified the Company that it intends to propose a stockholder proposal (the “Marcato-Oskie Group Bylaw Repeal Proposal”) at the Annual Meeting that would repeal any provision of the Company’s Bylaws that has been or may be adopted by the Board without the approval of the Company’s stockholders subsequent to November 9, 2009 and prior to the 2013 Annual Meeting. The affirmative vote of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting is required for approval of this proposal.

The following is the text of the proposed resolution:

“RESOLVED, that each provision or amendment of the Bylaws adopted by the Board without the approval of the Company’s stockholders subsequent to November 9, 2009 (purportedly the last date of reported changes) and prior to the approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved by the Company’s stockholders.”

If the Marcato-Oskie Group does not properly present this proposal at the Annual Meeting, the proposal will not be submitted to a vote.

Position of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE MARCATO-OSKIE GROUP BYLAW REPEAL PROPOSAL, WHICH IS IDENTIFIED AS PROPOSAL NO. 4 ON THE BLUE PROXY CARD, FOR THE FOLLOWING REASONS:

The Marcato-Oskie Group’s proposal seeks to repeal any and all amendments to the Bylaws that may have been adopted after November 9, 2009 and prior to the 2013 Annual Meeting, without regard to the subject matter of any bylaw amendment in question.

Under Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws, the Board is charged with the responsibility of managing our Company. In order to permit the Board to carry out its responsibilities and correspondingly fulfill its fiduciary duties, the Board is empowered by our Amended and Restated Certificate of Incorporation and Bylaws and applicable law to alter, amend, repeal or add provisions to the Company’s Bylaws in accordance with its fiduciary duties. We believe that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board without stockholder approval could have the effect of repealing one or more properly adopted bylaw amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable — if not impossible — for the Company to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its stockholders.

For this reason, while the Board has not amended the Bylaws in any manner since November 9, 2009, and does not currently expect to adopt any amendments to the Bylaws prior to the Annual Meeting, we believe that the Marcato-Oskie Group Bylaw Repeal Proposal represents no purpose other than to interfere with the Board’s ability to act in accordance with the Company’s governing documents and Delaware law and therefore should be rejected.

For the reasons described above, the Board believes that it is not in the best interests of the Company or its stockholders to adopt this proposal.

ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE MARCATO-OSKIE GROUP BYLAW REPEAL PROPOSAL.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THE MARCATO-OSKIE GROUP BYLAW REPEAL PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2014 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than                     , 2013. Stockholders who intend to present proposals at the annual meeting of stockholders in 2013 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2014, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or less than 70 days after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Stockholder proposals should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 which we filed with the SEC, including the financial statements and schedule. If the person requesting the report was not a stockholder of record on March 21, 2013, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033, Attention: Terrence B. Larkin, Executive Vice President, Business Development, General Counsel and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE THE BLUE PROXY CARD TODAY BY MAIL, OVER THE TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Terrence B. Larkin Executive Vice President, Business Development, General Counsel and Corporate Secretary

Annex A

Information Concerning Participants in the Company’s Solicitation of Proxies

The following tables (“Directors” and “Officers”) set forth the name and business address of the Company’s nominees to the Board, and the name, present principal occupation and business address of the Company’s officers who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our Annual Meeting.

Directors

The principal occupations of our Directors who are considered “participants” in our solicitation are set forth under the section above titled “Election of Directors (Proposal No. 1)” of this proxy statement. The name and business address, and the address of the organization of employment, of our Directors are as follows:

Name	Business Address
Thomas P. Capo	c/o Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033
Jonathan F. Foster	Current Capital LLC, 555 Madison Avenue, 19th Floor, New York, New York 10022
Kathleen A. Ligocki	Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025
Conrad L. Mallett, Jr.	Detroit Medical Center, DMC Corporate Administration, 3990 John R, Detroit, Michigan 48201
Donald L. Runkle	EcoMotors International, 17000 Federal Drive, Suite 200, Allen Park, Michigan 48101
Matthew J. Simoncini	Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033
Gregory C. Smith	c/o Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033
Henry D.G. Wallace	c/o Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033

Officers

The principal occupations of our officers who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Lear Corporation, 21557 Telegraph Road, Southfield, Michigan 48033.

Name	Principal Occupation
Thomas A. DiDonato	Senior Vice President, Human Resources
Terrence B. Larkin	Executive Vice President, Business Development, General Counsel and Corporate Secretary
Matthew J. Simoncini	President, Chief Executive Officer and Director
Melvin L. Stephens	Senior Vice President, Communications, Facilities and Investor Relations
Jeffrey H. Vanneste	Senior Vice President and Chief Financial Officer

Information Regarding Ownership of Company Securities by Participants

The number of shares of our common stock held by our Directors as of March 1, 2013 is set forth under the “Security Ownership of Certain Beneficial Owners, Directors and Management” section of this proxy statement.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors” and “Officers” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Description
Thomas P. Capo	5/12/2011	2,532	Acquisition—Award of common stock
	5/16/2012	3,198	Acquisition—Award of deferred stock units
Thomas A. DiDonato	4/2/2012	6,388	Acquisition—Award of restricted stock units
	4/2/2012	8,517	Acquisition—Award of restricted stock units
	4/2/2012	7,186	Acquisition—Award of restricted stock units
	11/14/2012	3,960	Acquisition—Award of restricted stock units
	2/7/2013	6,647	Acquisition—Award of restricted stock units
Jonathan F. Foster	5/12/2011	2,532	Acquisition—Award of common stock
	5/16/2012	3,198	Acquisition—Award of deferred stock units
Terrence B. Larkin	2/16/2011	4,008	Acquisition—Award of restricted stock units
	11/9/2011	47,774	Acquisition—Vesting and settlement of restricted stock units
	11/9/2011	19,492	Disposition—Surrender of shares for tax withholding
	11/15/2011	28,282	Disposition—Open market sale
	2/9/2012	11,182	Acquisition—Award of restricted stock units
	11/9/2012	47,774	Acquisition—Vesting and settlement of restricted stock units
	11/9/2012	19,445	Disposition—Surrender of shares for tax withholding
	11/9/2012	28,329	Disposition—Open market sale
	11/14/2012	4,950	Acquisition—Award of restricted stock units
	2/7/2013	9,944	Acquisition—Award of restricted stock units
	2/12/2013	10,468	Acquisition—Vesting and settlement of restricted stock units
	2/12/2013	3,295	Disposition—Surrender of shares for tax withholding
Kathleen A. Ligocki	9/11/2012	2,132	Acquisition—Award of deferred stock units
Conrad L. Mallett, Jr.	5/12/2011	2,532	Acquisition—Award of common stock
	6/21/2011	550	Disposition—Open market sale
	5/16/2012	1,599	Acquisition—Award of common stock
	6/14/2012	2,380	Disposition—Open market sale
Donald L. Runkle	5/12/2011	2,532	Acquisition—Award of common stock
	5/16/2012	3,198	Acquisition—Award of stock units
Matthew J. Simoncini	2/16/2011	4,008	Acquisition—Award of restricted stock units
	9/1/2011	7,412	Acquisition—Award of restricted stock units
	11/9/2011	47,774	Acquisition—Vesting and settlement of restricted stock units
	11/9/2011	19,492	Disposition—Surrender of shares for tax withholding
	11/15/2011	28,282	Disposition—Open market sale
	2/9/2012	32,281	Acquisition—Award of restricted stock units
	11/9/2012	47,774	Acquisition—Vesting and settlement of restricted stock units
	11/9/2012	19,445	Disposition—Surrender of shares for tax withholding
	11/12/2012	28,329	Disposition—Open market sale
	11/14/2012	12,376	Acquisition—Award of restricted stock units
	2/7/2013	31,317	Acquisition—Award of restricted stock units
	2/12/2013	10,468	Acquisition—Vesting and settlement of restricted stock units
	2/12/2013	3,303	Disposition—Surrender of shares for tax withholding
Gregory C. Smith	5/12/2011	2,532	Acquisition—Award of common stock
	5/16/2012	3,198	Acquisition—Award of common stock
Mel Stephens	2/16/2011	3,462	Acquisition—Award of restricted stock units
	11/9/2011	16,240	Acquisition—Vesting and settlement of restricted stock units
	11/9/2011	6,578	Disposition—Surrender of shares for tax withholding
	11/15/2011	9,662	Disposition—Open market sale
	2/9/2012	8,820	Acquisition—Award of restricted stock units
	11/9/2012	16,240	Acquisition—Vesting and settlement of restricted stock units
	11/9/2012	6,610	Disposition—Surrender of shares for tax withholding
	11/14/2012	2,970	Acquisition—Award of restricted stock units

Name	Date	# of Shares	Transaction Description
	2/7/2013	7,844	Acquisition—Award of restricted stock units
	2/12/2013	8,996	Acquisition—Vesting and settlement of restricted stock units
	2/12/2013	2,848	Disposition—Surrender of shares for tax withholding
Jeffrey H. Vanneste	3/15/2012	10,860	Acquisition—Award of restricted stock units
	3/15/2012	9,163	Acquisition—Award of restricted stock units
	3/15/2012	6,516	Acquisition—Award of restricted stock units
	11/14/2012	3,960	Acquisition—Award of restricted stock units
	2/7/2013	8,309	Acquisition—Award of restricted stock units
Henry D. G. Wallace	5/12/2011	4,139	Acquisition—Award of common stock
	3/20/2012	4,602	Disposition—Open market sale
	5/16/2012	5,227	Acquisition—Award of deferred stock units

Miscellaneous Information Concerning Participants

Other than as set forth in this Annex A or the proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries or (ii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither the Company nor any of the participants listed above has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in Annex A or this proxy statement, neither the Company nor any of the participants or any of their associates has (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be an employee or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

	VOTE BY INTERNET	WWW. .COM

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on , 2013. Have your proxy card available when you access the web site WWW. .COM and follow the simple instructions to record your vote.

Lear Corporation c/o MacKenzie Partners 105 Madison Avenue New York, NY 10016	VOTE BY TELEPHONE	1- - -

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on                 , 2013. Have your proxy card available when you call the Toll-Free

number 1-    -    -     and follow the simple instructions to record your vote.

VOTE BY MAIL

Mark, sign and date your proxy card and return it using the postage-paid envelope provided or return your proxy card to: Lear Corporation, c/o to ensure your proxy is received prior to the Annual Meeting.

Vote by Internet	Vote By Telephone	Vote by Mail
Access the Website and submit your vote: WWW. .COM	Call Toll-Free using a touch-tone telephone: 1- - -	Mark, sign, date and return your proxy in the postage- paid envelope provided

Control Number è

ê DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ê
LEAR CORPORATION	BLUE PROXY CARD

Proxy Solicited on behalf Lear Corporation Board of Directors for

Annual Meeting of Stockholders on                                         , 2013

The undersigned hereby appoints Matthew J. Simoncini and Terrence B. Larkin, and each of them, the true and lawful proxies of the undersigned, with full powers of substitution, to each independently and without the other vote all shares of Lear Corporation common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lear Corporation to be held on                 , 2013 and at any and all adjournments or postponements thereof, in accordance with the instructions on the reverse side, and in accordance with their best judgment in connection with such other business (including, in the event that any director nominee named in this proxy card is unwilling or unable to serve, the election of any substitute therefor) as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting.

Stockholder Signature

Stockholder Signature (Joint Owner)

Date:
Please sign exactly as your name appears on this proxy. Joint owners should each sign. If signing on behalf of a corporation or as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a partnership, please sign in partnership name by authorized person.

Please sign and date this proxy where indicated above before mailing.

LEAR CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

, 2013

SIGN, DATE AND RETURN YOUR PROXY TODAY, UNLESS YOU HAVE ALREADY VOTED BY

TELEPHONE OR INTERNET

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

i MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. i

LEAR CORPORATION	BLUE PROXY CARD

THIS PROXY WHEN PROPERLY SIGNED AND DATED WILL BE VOTED IN THE MANNER

DESIGNATED BELOW. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE

PROXY, PROXIES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN

PROPOSAL (1), FOR PROPOSALS (2) AND (3) AND AGAINST PROPOSAL (4).

The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals (2) and (3).

1.	Election of Directors:

(a) Thomas P. Capo	(b) Jonathan F. Foster	(c) Kathleen A. Ligocki	(d) Conrad L. Mallett, Jr.

(e) Donald L. Runkle	(f) Matthew J. Simoncini	(g) Gregory C. Smith	(h) Henry D. G. Wallace

☐ FOR ALL To vote for all nominees listed above	☐ WITHHOLD ALL To withhold authority to vote for all nominees listed above	☐ FOR ALL EXCEPT To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) on the following line:

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of Lear Corporation’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote AGAINST Proposal (4).

4.	Marcato-Oskie Group stockholder proposal regarding the repeal of Company Bylaw provisions.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please indicate if you plan to attend the Annual Meeting.

☐ YES	☐ NO

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)